As filed with the Securities and Exchange Commission on April 14, 2005
Registration No. 333-122050

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to
Form S-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

COX COMMUNICATIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	4841	58-2112281
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Jimmy W. Hayes

Executive Vice President, Finance
and Chief Financial Officer
1400 Lake Hearn Drive
Atlanta, Georgia 30319
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Please address a copy of all communications to:

Thomas D. Twedt

Dow, Lohnes & Albertson, PLLC
1200 New Hampshire Avenue, NW
Washington, D.C. 20036
(202) 776-2000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

      Pursuant to Rule 429 under the Securities Act of 1933, the prospectus contained in this Registration Statement is a combined prospectus and relates to $650 million of unsold securities registered on registration statement nos. 333-65102 and 333-65102-01 previously filed by the Registrant on Form S-3 and declared effective on April 22, 2003, as well as the securities being registered herein. This Amendment No. 1 constitutes Post-Effective Amendment No. 2 to Registration Statement nos. 333-65102 and 333-65102-01, and all such Post-Effective Amendments shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act of 1933.

PROSPECTUS

Cox Communications, Inc.

$500,000,000

Floating Rate Notes due 2007
$1,250,000,000
4.625% Notes due 2010
$1,250,000,000
5.450% Notes due 2014

Offer to Exchange:

•	Floating Rate Notes due 2007;
•	4.625% Notes due 2010; and
•	5.450% Notes due 2014

which have been registered under the Securities Act of 1933

for any and all outstanding

•	Floating Rate Notes due 2007;
•	4.625% Notes due 2010; and
•	5.450% Notes due 2014

Terms of Exchange Offer

•	Expires 5:00 p.m., New York City time, on May 17, 2005, unless extended.

•	All outstanding notes that are validly tendered and not withdrawn will be exchanged.

•	Tenders of outstanding notes may be withdrawn any time prior to the expiration of the exchange offer.

•	The exchange of the outstanding notes for the registered notes will not be a taxable exchange for United States federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	The terms of the registered notes we will issue in the exchange offer are substantially identical to the outstanding notes, except that certain transfer restrictions and registration rights relating to the outstanding notes will not apply to the registered notes.

      We are not making an offer to exchange notes in any jurisdiction where the offer is not permitted.

       For a discussion of certain factors that you should consider before participating in this exchange offer, see “Risk Factors” commencing on page 7.

      Neither the Securities and Exchange Commission nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 19, 2005

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference in this prospectus, is accurate as of the date on the front cover of this prospectus or the date of the incorporated document, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date.

      When used in this prospectus, the term “floating rate notes” refers only to the Floating Rate Notes due 2007, the term “5-year notes” refers only to the 4.625% Notes due 2010, the term “10-year notes” refers only to the 5.450% Notes due 2014, the term “fixed-rate notes” refers to the 5-year notes and the 10-year notes collectively, and the term “notes” refers to the floating rate notes, the 5-year notes and the 10-year notes collectively. The terms “we,” “our,” “us” and “Cox” refer to Cox Communications, Inc. and its subsidiaries, unless the context requires otherwise. The terms “outstanding floating rate notes,” “outstanding 5-year notes” and “outstanding 10-year notes” refer to our floating rate notes, our 5-year notes, and our 10-year notes, respectively, which were issued in a transaction exempt from registration under the Securities Act of 1933, as amended, or the “Securities Act.” The term “outstanding notes” refers to the outstanding floating rate notes, the outstanding 5-year notes and the outstanding 10-year notes, collectively. The terms “registered floating rate notes,” “registered 5-year notes” and “registered 10-year notes” refer to our floating rate notes, our 5-year notes, and our 10-year notes, respectively, which have been registered under the Securities Act pursuant to a registration statement of which this prospectus is a part. The term “registered notes” refers to the registered floating rate notes, the registered 5-year notes and the registered 10-year notes, collectively. The terms “notes” and “registered notes” refer to the outstanding notes and the registered notes, collectively, unless the context requires otherwise.

i

SUMMARY

      The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing or incorporated by reference in this prospectus, including our consolidated financial statements and the accompanying notes. Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference, before making an investment decision.

The Exchange Offer

      On December 15, 2004, we completed the private offering of $500.0 million aggregate principal amount of floating rate notes due 2007, $1.25 billion aggregate principal amount of 4.625% notes due 2010, and $1.25 billion aggregate principal amount of 5.450% notes due 2014. We entered into registration rights agreements with the initial purchasers of the notes in the private offering in which we agreed, among other things, to deliver to you this prospectus and to complete the exchange offer on or prior to July 15, 2005. This exchange offer allows you to exchange your outstanding notes for registered notes with substantially identical terms. You should read the discussions under the headings “— The Registered Notes” and “Description of the Notes” for further information regarding the registered notes.

      We believe that you may resell the registered notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussions under the heading “The Exchange Offer” for further information regarding the exchange offer and resale of the registered notes.

Cox Communications, Inc.

      Cox Communications, Inc. is a multi-service broadband communications company serving approximately 6.6 million customers nationwide. Cox is the nation’s third-largest cable television provider and offers an array of broadband products and services to both residential and commercial customers in its markets. These services primarily include analog and digital video, high-speed Internet access and local and long-distance telephone.

      Cox’s strategy is to leverage the capacity and capability of its broadband network to deliver multiple services to consumers and businesses while creating multiple revenue streams. Cox believes that aggressive investment in the technological capabilities of its broadband network, the long-term advantages of clustering, the competitive value of bundled services and its commitment to customer and community service will enhance its ability to continue to grow its cable operations and offer new services to both existing and new customers.

      On October 19, 2004, Cox Enterprises, Inc., or CEI, Cox Holdings, Inc., or Holdings, a wholly-owned subsidiary of CEI, CEI-M Corporation, another wholly owned subsidiary of CEI, and Cox entered into an Agreement and Plan of Merger. This merger agreement contemplated as an initial step a joint tender offer by Cox and Holdings for all of Cox’s then outstanding Class A common stock, par value $1.00 per share, not already beneficially owned by CEI, which we refer to as the former public stock. On December 8, 2004, Holdings purchased the approximately 190.5 million shares of former public stock properly tendered and delivered, which represented more than 90% of Cox’s outstanding Class A common stock when combined with the Cox Class A stock owned by Holdings and Cox DNS, Inc., another wholly-owned subsidiary of CEI. Following that acquisition, Cox was merged with CEI-M in a short-form merger pursuant to Section 253 of the Delaware General Corporation Law with Cox as the surviving corporation. As a result of this follow-on merger, Cox became an indirect, wholly-owned subsidiary of CEI.

      Cox’s principal executive offices are located at 1400 Lake Hearn Drive, N.E., Atlanta, Georgia 30319. Cox’s telephone number is (404) 843-5000.

The Exchange Offer

Registration Rights Agreement	You have the right to exchange your outstanding notes for registered notes with substantially identical terms. This exchange offer is intended to satisfy this right. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your notes.

The Exchange Offer	We are offering to exchange:

• $1,000 principal amount of our Floating Rate Notes due 2007, which have been registered under the Securities Act, for each $1,000 principal amount of our outstanding Floating Rate Notes, which were issued in December 2004 in a private offering;

• $1,000 principal amount of our 4.625% Notes due 2010, which have been registered under the Securities Act, for each $1,000 principal amount of our outstanding 4.625% Notes, which were issued in December 2004 in a private offering; and

• $1,000 principal amount of our 5.450% Notes due 2014, which have been registered under the Securities Act, for each $1,000 principal amount of our outstanding 5.450% Notes, which were issued in December 2004 in a private offering.

In order to be exchanged, an outstanding note must be validly tendered and accepted. We will exchange all notes validly tendered and not validly withdrawn. As of the date of this prospectus, there is $3.0 billion aggregate principal amount of outstanding notes. We will issue registered notes promptly after the expiration of the exchange offer.

Resale	Based upon the position of the SEC staff as described in no-action letters, we believe that the registered notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that:

• you acquire the registered notes issued in the exchange offer in the ordinary course of your business;

• you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in the distribution of the registered notes issued to you in the exchange offer; and

• you are not an affiliate, as defined under Rule 501(b) of Regulation D under the Securities Act, of ours.

If a broker-dealer receives registered notes for its own account in exchange for outstanding notes which were acquired by that broker-dealer as a result of market-making or other trading activities, then that broker-dealer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the registered notes. A broker-dealer may use this prospectus for an offer to resell, a resale or other transfer of the registered notes issued to it in the exchange offer.

Record Date	We mail this prospectus and the related exchange offer documents to registered holders of outstanding notes as determined on April 12, 2005.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on May 17, 2005, unless we decide to extend the expiration date.

Conditions to the Exchange Offer	We may terminate or amend the exchange offer if:

• any legal proceeding, government action or other adverse development materially impairs our ability to complete the exchange offer;

• any SEC rule, regulation or interpretation materially impairs the exchange offer; or

• we have not obtained any necessary governmental approvals with respect to the exchange offer.

Procedures for Tendering Outstanding Notes	Each holder of outstanding notes wishing to accept the exchange offer must:

• complete, sign and date the accompanying letter of transmittal, or a facsimile thereof; or

• arrange for The Depository Trust Company, or DTC, to transmit certain required information to the exchange agent in connection with a book-entry transfer. See “The Exchange Offer — Procedures for Tendering.”

You must mail or otherwise deliver the documentation listed above and your outstanding notes to The Bank of New York Trust Company, N.A., as exchange agent, at the address set forth under “The Exchange Offer — Exchange Agent.” By tendering your outstanding notes in this manner, you will be representing, among other things, that you meet the three requirements set forth under “— Resale” above.

Remaining Outstanding Notes	If you are eligible to participate in the exchange offer and you do not tender your outstanding notes or if we do not accept your outstanding notes for exchange as described under “The Exchange Offer — Procedures for Tendering,” you will not have any further registration or exchange rights, and your outstanding notes will continue to be subject to restrictions on transfer. Accordingly, the liquidity of the market for such outstanding notes could be adversely affected.

Special Procedures for Beneficial Owners	If you beneficially own outstanding notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal for the exchange offer and delivering your outstanding notes, either arrange to have your outstanding notes registered in your name or obtain a properly completed bond power from the registered owner, which may take considerable time.

Guaranteed Delivery Procedures	If you wish to tender your outstanding notes and time will not permit your required documents to reach the exchange agent by the expiration date of the exchange offer, or you cannot complete the procedure for book entry transfer on time or you cannot deliver certificates for your outstanding notes on time, you may tender your outstanding notes according to the procedures described in this prospectus under the heading “The Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time prior to 5:00 p.m., New York City time, on May 17, 2005.

United Stated Federal Income Tax Consequences	The exchange of the outstanding notes for the registered notes will not be a taxable event for United States federal income tax purposes. See “Certain United States Federal Tax Considerations.”

Use of Proceeds	We will not receive any proceeds from the issuance of registered notes in the exchange offer. We will pay all of our expenses incident to the exchange offer.

Exchange Agent	The Bank of New York Trust Company, N.A. is serving as the exchange agent in connection with the exchange offer.

The Registered Notes

      The form and terms of the registered notes are the same as the form and terms of the outstanding notes, except that the registered notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer. The registered notes will evidence the same debt as the outstanding notes, and the same indenture will govern both the registered notes and the outstanding notes.

Issuer	Cox Communications, Inc.

Registered Notes Offered	$500,000,000 in aggregate principal amount of floating rate notes due 2007;

$1,250,000,000 in aggregate principal amount of 4.625% notes due 2010; and

$1,250,000,000 in aggregate principal amount of 5.450% notes due 2014.

Maturity Date	Floating rate notes: December 14, 2007.

5-year notes: January 15, 2010.

10-year notes: December 15, 2014.

Interest Payment Dates	Floating rate notes due 2007: Interest will be payable quarterly on March 14, June 14, September 14 and December 14 of each year, beginning March 14, 2005.

5-year notes: Interest will be payable semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2005.

10-year notes: Interest will be payable semi-annually in arrears on June 15 and December 15 of each year, beginning on June 15, 2005.

Optional Redemption	Cox may not redeem the floating rate notes prior to maturity.

Cox will have the right to redeem the 5-year notes or the 10-year notes at any time, in whole or in part, on at least 30 but not more than 60 calendar days notice by mail. Cox will pay a redemption price equal to the greater of:

• 100% of the principal amount of the notes being redeemed; or

• the sum, as determined by the Quotation Agent, of the present values of the principal amount and the remaining scheduled payments of interest on the fixed-rate notes to be redeemed (exclusive of interest accrued to the date of redemption), in each case discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points in the case of the 5-year notes and 20 basis points in the case of the 10-year notes; and

plus, in either case, accrued and unpaid interest thereon to the date of redemption.

If money sufficient to pay the redemption price of and accrued and unpaid interest on all of the 5-year notes or the 10-year notes, as the case may be, to be redeemed on the redemption date is deposited with the trustee or a paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such date, interest will cease to accrue on the notes called for redemption.

Ranking	The registered notes will be unsecured obligations of ours and will rank equally with all of our other senior unsecured indebtedness.

Form of Registered Notes	The registered notes will be represented by one or more permanent global securities deposited with The Bank of New York Trust Company, N.A., as book-entry depositary, for the benefit of DTC. You will not receive registered notes in registered form unless one of the events set forth under the heading “Description of the Notes — Book-Entry; Delivery and Form; Global Note” occurs. Instead, beneficial interests in the registered notes will be shown on, and transfers of the registered notes will be effected only through, records maintained in book-entry form by DTC with respect to its participants.

RISK FACTORS

      You should carefully consider each of the risks relating to the notes described in this prospectus, the other risk factors described from time to time in Cox’s filings with the SEC, including Cox’s Annual Report on Form 10-K for the year ended December 31, 2004, and the other information in this prospectus before deciding to exchange your outstanding notes. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occurs, our business, financial condition or results of operations would likely suffer.

We have significant debt and may not maintain investment-grade credit ratings.

      We have a significant amount of debt. As of March 31, 2005, we had total long-term obligations of approximately $13.3 billion. Our credit ratings are currently lower than our historical credit ratings due to our incurrence of debt to finance the repurchase of our former public stock in December 2004. Cash generated from operating activities and borrowing have been sufficient to fund Cox’s debt service, working capital obligations and capital expenditure requirements. Cox believes that it will continue to generate cash and obtain financing sufficient to meet these requirements. However, if Cox were unable to meet these requirements, Cox would have to consider refinancing its indebtedness or obtaining new financing. Although in the past Cox has been able to refinance its indebtedness and obtain new financing, there can be no assurance that Cox will be able to do so in the future or that, if Cox were able to do so, the terms available would be acceptable to Cox. In addition, Cox must manage exposure to interest rate risk due to variable rate debt instruments. It is possible that we may not maintain an investment-grade credit rating. Differences in credit ratings would affect the interest rates charged on financings, as well as the amounts of indebtedness, types of financing structures and debt markets that may be available to us in the future. Failure by us to maintain investment-grade credit ratings could have a material adverse effect on our ability to obtain additional financing at rates or upon terms acceptable to us.

We face a wide range of competition in areas served by our cable systems, which could adversely affect our future results of operations.

      Our cable systems compete with a number of different sources which provide news, information and entertainment programming to consumers. We compete directly with program distributors, telephone companies and other companies that use satellites, build competing cable systems in the same communities we serve or otherwise offer programming and other communications services to our subscribers and potential subscribers. Some local telephone companies provide, or have announced plans to provide, video services within and outside their telephone service areas. Additionally, we are subject to competition from telecommunications providers and Internet service providers, known as ISPs, in connection with offerings of new and advanced services, including high-speed Internet services and Voice over Internet Protocol, or VoIP, telephone service. This competition may materially adversely affect our business and operations in the future.

      Numerous companies, including telephone companies, have introduced Digital Subscriber Line technology, known as DSL, which provides Internet access to subscribers at data transmission speeds substantially greater than that of conventional analog modems. We expect other advances in communications technology, as well as changes in the marketplace, to occur in the future. Other new technologies and services may develop and may compete with services that cable systems offer. The success of these ongoing and future developments could have a negative impact on our business operations. Moreover, in recent years, Congress has enacted legislation and the Federal Communications Commission, or FCC, has adopted regulatory policies intended to provide a favorable operating environment for existing competitors and for potential new competitors to our cable systems.

Programming costs are increasing and we may not have the ability to pass these increases on to our subscribers, which would materially adversely affect our cash flow and operating margins.

      Programming costs are a significant expense item and will continue to be significant in the foreseeable future. In recent years, the cable and satellite video industries have experienced a rapid increase in the cost of programming, particularly sports programming. Increases are expected to continue, and we may not be able to pass a portion of these programming cost increases on to our subscribers. The inability to pass a portion of these programming cost increases on to our subscribers would have a material adverse impact on our operating results. In addition, as we upgrade the channel capacity of our systems and add programming to our basic, expanded basic and digital programming tiers, we may face increased programming costs, which, in conjunction with the additional market constraints on our ability to pass programming costs on to our subscribers, may reduce operating margins.

      We also expect to be subject to increasing demands by broadcasters to obtain their consent, where required, for the retransmission of broadcast programming to our subscribers. We cannot predict the impact of these negotiations or the effect on our business and operations should we fail to obtain any required broadcasters’ retransmission consents.

We are subject to regulation by federal, state and local governments which may impose costs and restrictions.

      Our cable television operations are regulated extensively by federal and local governments and by some state governments. We expect that legislative enactments, court actions and regulatory proceedings will continue to clarify and in some cases change the rights and obligations of cable companies and the cable industry’s current and future competitors under the Communications Act of 1934, as amended, and other laws, possibly in ways that we have not foreseen. The results of these legislative, judicial and administrative actions may materially adversely affect our business operations. Local authorities grant us franchises that permit us to operate our cable systems. We will have to renew or renegotiate these franchises from time to time. Local franchising authorities often demand concessions or other commitments as a condition to renewal or transfer, which concessions or other commitments could be costly to us in the future.

We are subject to additional regulatory burdens in connection with the provision of phone services, which could cause us to incur additional costs.

      We are subject to risks associated with the regulation of our circuit-switched phone services by the FCC and state public utility commissions. Telecommunications companies generally are subject to significant common-carrier regulation. This regulation could materially adversely affect our business operations.

      We have launched VoIP phone service in certain markets. The FCC has initiated a rulemaking to consider whether and how to regulate VoIP services. VoIP services may also be subject to potential regulation at the state level, and several states have attempted to impose traditional common-carrier regulation on such services. It is unclear how these VoIP-related proceedings at the federal and state levels, and related judicial proceedings that will ensue, might affect our planned VoIP service.

We may face new regulatory requirements because of technological advances, which could adversely affect our future results of operations.

      Ever since high-speed cable Internet service was introduced, some local governments and various competitors have sought to impose regulatory requirements on how we deal with ISPs. Thus far, only a few local governments have imposed such requirements, and the courts have invalidated all of them. Likewise, the FCC has refused to treat our service as a common carrier “telecommunications service,” but has instead classified it as an “interstate information service,” which has historically resulted in significantly reduced regulatory obligations. However, the FCC’s decision was vacated by a federal appellate court, which found that high-speed cable Internet service is, in part, a telecommunications service. That decision has been stayed pending an appeal to the United States Supreme Court which has agreed to review the case. Thus, it is unclear how our high-speed broadband services will ultimately be classified for regulatory purposes, or whether we will be subject to “open access” or similar requirements. Any such requirements could adversely affect the results of our operations.

      In addition, the FCC itself is still considering whether it should impose any regulatory requirements on high speed broadband services and also whether local franchising authorities should be permitted to impose fees or other requirements, such as service quality or customer service standards on such services. Some franchising authorities may attempt to impose such requirements and make them a condition of our cable franchise. Also, some franchising authorities have requested payment of franchise fees on high-speed broadband service revenues. We cannot now predict whether these or similar regulations will be adopted and, if so, what effects, if any, they would have on our business.

There will be no public trading market for the registered notes, and your ability to sell your registered notes is limited.

      The registered notes constitute a new issue of securities with no established trading market. We cannot assure you as to the liquidity of any markets that may develop for the registered notes, the ability of holders of the notes to sell their notes or the price at which holders would be able to sell their notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. The initial purchasers of the outstanding notes have advised Cox that they currently intend to make a market in the notes. However, none of the initial purchasers is obligated to do so and any market-making may be discontinued by any of them at any time without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934 and may be limited during the exchange offer. No active trading market may exist for the registered notes, and any trading market which does develop may not be liquid. Cox does not intend to apply for listing of the notes on any securities exchange.

You will be subject to transfer restrictions if you fail to exchange your outstanding notes.

      Outstanding notes that are not tendered or are tendered but not accepted will, following the completion of the exchange offer, continue to be subject to existing restrictions on transfer, and, upon completion of the exchange offer, registration rights with respect to the outstanding notes will terminate. In addition, any outstanding noteholder who tenders in the exchange offer for the purpose of participating in a distribution of the registered notes may be deemed to have received restricted securities, and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that outstanding notes are tendered and accepted in the exchange offer, the trading market for untendered and tendered but unaccepted outstanding notes could be adversely affected due to a reduction in market liquidity.

We are not obligated to notify you of untimely or defective tenders of outstanding notes.

      We will issue registered notes in this exchange offer only after a timely receipt of your outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your outstanding notes, please allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities with respect to the tenders of outstanding notes for exchange.

USE OF PROCEEDS

      We will not receive any cash proceeds from the issuance of the registered notes in exchange for the outstanding notes. In consideration for issuing the registered notes, we will receive outstanding notes of like principal amount, the terms of which are identical in all material respects to the registered notes. Outstanding notes received in the exchange offer will be cancelled. Accordingly, the issuance of the registered notes will not result in any increase in our indebtedness.

      The aggregate net proceeds from the offering of the outstanding notes in December 2004 was approximately $2,976.0 million, after deducting the initial purchasers’ discounts and estimated offering expenses. We used these proceeds to repay our $3.0 billion, 18-month unsecured credit facility, or the bridge loan, which we entered into in connection with the tender offer for all of our Class A common stock in December 2004.

RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

Year Ended December 31,

2004		2003		2002		2001	2000

—	(a)	—	(b)	—	(c)	1.4	5.3

(a)	For the year ended December 31, 2004, Cox’s fixed charges exceeded its earnings by approximately $2.1 billion due primarily to impairment of intangible assets of $2.4 billion.

(b)	For the year ended December 31, 2003, Cox’s fixed charges exceeded its earnings by approximately $191.9 million due primarily to loss on extinguishment of debt of $450.1 million and net loss on derivative instruments of $22.6 million offset by net gain on investments of $165.2 million. The loss on extinguishment of debt was primarily due to a $412.8 million pre-tax loss resulting from the purchase of $1.8 billion aggregate principal amount of Cox’s exchangeable subordinated discount debentures due 2020. The net loss on derivative instruments included an $18.7 million loss resulting from the change in the fair value of certain derivative instruments embedded in Cox’s zero-coupon debt. The gain on investments included a $154.5 million gain on the sale of Sprint PCS common stock.

(c)	For the year ended December 31, 2002, Cox’s fixed charges exceeded its earnings by approximately $329.9 million due primarily to net losses on investments of $1.3 billion offset by net gains on derivative instruments of $1.1 billion. The loss on investments included an $807.9 million decline in the fair value of certain investments, primarily Sprint PCS stock, considered to be other than temporary.

      Earnings for the years ended December 31, 2004, 2003, 2002, 2001 and 2000 include net gains (losses) of $23.2 million, $143.1 million, ($195.5 million), $939.2 million and $3.3 billion, respectively, from sales and exchanges of cable systems, investments and derivative instruments.

      For purposes of this computation, earnings are defined as income before income taxes and, excluding losses and undistributed earnings on equity method investments, minority interests and fixed charges excluding capitalized interest. Fixed charges are the sum of:

•	interest cost including capitalized interest and amortization of debt premiums, discounts and capitalization expenses related to indebtedness;

•	estimated interest component of rent expense; and

•	distributions on capital and preferred securities of subsidiary trusts.

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

      The following table sets forth summary historical consolidated financial data for Cox as of and for each of the fiscal years in the five years ended December 31, 2004. The unaudited historical consolidated financial information presented below does not include all of the information and footnote disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited consolidated financial information reflects all adjustments considered necessary for a fair statement of the consolidated results of operations and financial position for the interim periods presented. All of these adjustments are of a normal recurring nature.

	Year Ended December 31

	2004	2003	2002	2001	2000

	(Millions of dollars)
Statement of Operations Data
Revenues	$6,425.0	$5,758.9	$5,038.6	$4,253.2	$3,673.7
Operating (loss) income	(1,660.2)	586.9	417.4	(118.3)	140.8
Interest expense	429.1	467.8	549.9	565.9	550.8
(Loss) gain on derivative instruments, net	(0.1)	(22.6)	1,125.6	(212.0)	—
Gain (loss) on investments, net	28.4	165.2	(1,317.2)	1,151.2	3,282.0
Loss on extinguishment of debt	(7.0)	(450.1)	(0.8)	—	—
(Loss) income before cumulative effect of change in accounting principle	(1,165.1)	(137.8)	(274.0)	37.9	1,925.3
Cumulative effect of change in accounting principle, net of tax	(1,210.2)	—	—	717.1	—
Net (loss) income	(2,375.3)	(137.8)	(274.0)	755.0	1,925.3
Balance Sheet Data*
As of December 31
Total assets	$29,253.7	$24,417.6	$25,015.3	$25,061.4	$24,720.8
Debt (including amounts due to CEI)	13,031.3	7,015.8	7,316.0	8,417.7	8,543.8
Cox-obligated capital and preferred securities of subsidiary trusts	—	—	—	1,155.7	1,155.4
Cash Flow Data
Cash flows provided by operating activities	$1,978.5	$1,868.0	$1,772.8	$798.8	$306.2
Cash flows used in investing activities	(1,393.6)	(1,319.1)	(608.2)	(953.3)	(2,077.0)
Cash flows (used in) provided by financing activities	(592.4)	(693.7)	(1,022.8)	163.0	1,815.9

	As of December 31

	2004	2003	2002	2001(c)	2000(c)

Customer Data(a)
Basic video customers(b)	6,287,395	6,285,236	6,223,949	6,156,652	6,110,337
Advanced-services(d)	6,286,827	5,116,882	3,915,068	2,716,090	1,562,162

Revenue generating units(e)	12,574,222	11,402,118	10,139,017	8,872,742	7,672,499
Video homes passed(f)	10,567,166	10,320,817	10,105,077	9,842,917	9,576,172
Basic video penetration(g)	59.5%	60.9%	61.6%	62.5%	63.8%

*	CEI elected to apply push-down basis accounting with respect to shares acquired in the going-private transaction. Accordingly, the aggregate $8.4 billion purchase price (exclusive of estimated fees and expenses), which amount includes approximately $1.5 billion paid by CEI to purchase shares of Cox’s former public stock pursuant to the going-private transaction, has been “pushed-down” to the consolidated financial statements of Cox. Accordingly, the net tangible and intangible assets of Cox at December 31, 2004 have been stepped-up to fair value to the extent of the 37.96% minority interest acquired in the going-private transaction pursuant to the purchase method of accounting for business combinations.

(a)	Cox sold certain cable systems in the second quarter 2004. Customer data as of December 31, 2003, 2002, 2001 and 2000 has been adjusted to exclude these sold cable systems for purposes of comparability.

(b)	A home with one or more television sets connected to a cable system is counted as one basic video customer.

(c)	Cox sold certain cable systems in 2002. Customer data as of December 31, 2001 and 2000 has been adjusted to exclude these sold cable systems for purposes of comparability.

(d)	Advanced services include Cox Digital Cable, Cox High Speed Internet and Cox Digital Telephone.

(e)	Each basic video customer and each advanced service is a revenue generating unit. In certain locations, a household may purchase more than one advanced service, each of which is counted as a separate revenue generating unit.

(f)	A home is deemed to be “passed” if it can be connected to the distribution system without any further extension of the distribution plant.

(g)	Basic video customers as a percentage of video homes passed.

UNAUDITED PRO FORMA

COMBINED CONDENSED FINANCIAL INFORMATION

      The following unaudited pro forma combined condensed financial information has been derived from the historical financial statements of Cox. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2004 has been presented as if the joint tender offer, the follow-on merger, borrowings under the bridge loan and other credit facilities and the offering of the outstanding notes had been consummated on January 1, 2004. Cox borrowed under its credit facilities and consummated the tender offer and the follow-on merger on December 8, 2004. Cox issued the outstanding notes on December 15, 2004 and used the net proceeds from that private issuance and cash-on-hand to repay an 18-month, $3.0 billion term loan established on December 8, 2004, which we refer to as the Bridge Loan. For purposes of preparing this unaudited pro forma combined condensed financial information, Cox has used the following assumptions:

•	the purchase of 183.6 million shares pursuant to the tender offer and follow-on merger by Cox for an aggregate purchase price of approximately $6.4 billion;

•	the obligation to purchase all outstanding shares of former public stock not surrendered as of December 31, 2004 for an aggregate purchase price of approximately $482.8 million;

•	the cancellation of vested in-the-money stock options at the difference between the tender offer price and the exercise price for aggregate consideration of $43.8 million;

•	estimated fees and expenses of the tender offer, the follow-on merger and the private placement of the outstanding notes to be paid by or allocated to Cox of $48.4 million in the aggregate; and

•	the borrowing of $2.0 billion under its new term loan and $300.0 million under its revolving credit facilities, as well as the issuance of the outstanding notes, to fund the tender offer and the follow-on merger.

Approximately $88.5 million of the $300.0 million borrowed under the revolving credit facilities were used to repay other outstanding debt. For purposes of preparing this Unaudited Pro Forma Combined Condensed Financial Information, Cox has assumed that such amount used to (i) pay estimated fees and expenses associated with the private placement of the outstanding notes, (ii) fund the difference between the aggregate principal amount of the outstanding notes and the price of such notes in order to repay the Bridge Loan and (iii) repay outstanding commercial paper borrowings.

      CEI has elected to apply push-down basis accounting with respect to shares acquired in the tender offer and follow-on merger. Accordingly, the aggregate $8.4 billion purchase price (exclusive of estimated fees and expenses), which amount includes approximately $1.5 billion paid by or attributable to CEI to purchase shares pursuant to the tender offer, related to the acquisition of the former public stock pursuant to the tender offer and the follow-on merger has been “pushed-down” to the consolidated financial statements of Cox whereby the net tangible and intangible assets of Cox will be stepped-up to fair value to the extent of the 37.96% minority interest acquired in the tender offer and the follow-on merger pursuant to the purchase method of accounting for business combinations. The pro forma purchase price adjustments are based upon the assumptions and adjustments, which management believes to be reasonable, described in the accompanying notes to the unaudited pro forma combined condensed financial information presented on the following pages. A final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets (tangible and intangible) acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma combined condensed financial information are preliminary and have been made solely for purposes of developing such unaudited pro forma combined condensed financial information. The actual allocations could differ materially from those set forth in the unaudited pro forma combined condensed financial information.

      The pro forma adjustments do not reflect any operating efficiencies and cost savings that Cox may achieve with respect to the combined companies. The pro forma adjustments do not include any adjustments to historical revenues for any future price changes nor any adjustments to programming, operating, marketing and general and administrative expenses for any future operating changes. The unaudited pro forma combined condensed financial information is for informational purposes only and is not necessarily indicative of the financial position or operating results that would have occurred had the transactions been consummated on the date, or at the beginning of the period, for which such transactions have been given effect. In addition, the unaudited pro forma combined condensed financial information is not necessarily indicative of the results of future operations. The unaudited pro forma combined condensed financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements of Cox, which are incorporated by reference herein.

COX COMMUNICATIONS, INC.

UNAUDITED PRO FORMA

COMBINED CONDENSED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2004
(Thousands of dollars)

	Historical Year			Pro Forma
	Ended	Pro Forma		Year Ended
	December 31, 2004	Adjustments		December 31, 2004

Revenues	$6,424,990			$6,424,990
Costs and expenses
Cost of services (excluding depreciation and amortization)	2,609,788			2,609,788
Selling, general and administrative expenses	1,427,391			1,427,391
Depreciation and amortization	1,627,064	$30,434	(2)	1,747,011
		89,513	(3)
Impairment of intangible assets	2,415,889			2,415,889
Loss on sale and exchange of cable systems	5,021			5,021

Operating loss	(1,660,163)			(1,780,110)
Interest expense	(429,058)	(233,379	)(1)	(651,967)
		14,515	(5)
		(4,045	)(4)
Loss on derivative instruments, net	(127)			(127)
Gain on investments, net	28,364			28,364
Loss on extinguishment of debt	(7,006)			(7,006)
Other, net	(8,923)			(8,923)

Loss before income taxes, minority interest equity in net loss of affiliated companies and cumulative effect of change in accounting principle	(2,076,913)			(2,419,769)
Income tax benefit	(916,510)	(129,154	)(6)	(1,045,664)

Loss before minority interest equity in net loss of affiliated companies and cumulative effect of change in accounting principle	(1,160,403)			(1,374,105)
Minority interest	(1,203)			(1,203)
Equity in net losses of affiliated companies, net of tax	(3,509)			(3,509)

Loss before cumulative effect of change in accounting principle	(1,165,115)			(1,378,817)
Cumulative effect of change in accounting principle	(1,210,190)			(1,210,190)

Net loss	$(2,375,305)	$(213,702)		$(2,589,007)

COX COMMUNICATIONS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED

STATEMENT OF OPERATIONS
For the Year Ended December 31, 2004
(Thousands of dollars)

      The following pro forma adjustments to Cox’s historical statement of operations for the year ended December 31, 2004 are presented as if the tender offer, borrowings under the bridge loan and other credit facilities, the merger and the offering of the outstanding notes had been consummated on January 1, 2004. The pro forma adjustments give effect to: (i) the joint tender for the former public stock, the follow-on merger, borrowings under the credit facilities and the issuance of the outstanding notes; (ii) the cancellation of vested in-the-money stock options at the difference between the tender offer price and the exercise price for aggregate consideration of approximately $43.8 million and (iii) the application of push-down accounting by CEI to step-up Cox’s net tangible and intangible assets to 37.96% of fair value, which assumes the acquisition of all of the former public stock. As the tender offer, follow-on merger and borrowings under the credit facilities were consummated on December 8, 2004 and the issuance of the outstanding notes was consummated on December 15, 2004, the historical statement of operations for the year ended December 31, 2004 reflects approximately one month of the related effects. As such, the pro forma entries are adjusted to give effect to the previous eleven months (or 0.92) of 2004. A summary of the basis for these entries is as follows:

      (1) To record additional interest expense as a result of the approximately $6.5 billion additional net borrowings to fund a portion of the acquisition of the former public stock pursuant to the tender offer and follow-on merger using an estimated weighted-average interest rate of 3.92%.

Estimated increase in long-term debt	$6,471,244
Estimated weighted average interest rate	3.92%

Preliminary estimated increase in annual interest expense	253,673
Multiplied by 0.92	0.92

Pro forma increase in interest expense for the year ended December 31, 2004	$233,379

      (2) To record additional depreciation expense attributable to the preliminary estimated step-up of net plant and equipment to fair value using an estimated weighted-average life of 7 years.

Preliminary estimated step-up of net plant and equipment	$231,561
Depreciated straight-line over 7 years	7

Preliminary estimated increase in annual depreciation expense	33,080
Multiplied by 0.92	0.92

Pro forma increase in depreciation expense for the year ended December 31, 2004	$30,434

      (3) To record amortization expense related to the preliminary estimated step-up of identifiable finite-lived intangible assets, which include customer relationships using an estimated weighted-average life of 6 years.

Preliminary estimated step-up of customer relationships	$583,781
Amortized straight-line over 6 years	6

Preliminary estimated increase in annual amortization expense	97,297
Multiplied by 0.92	0.92

Pro forma increase in amortization expense for the year ended December 31, 2004	$89,513

      (4) To record additional interest expense related to the amortization of issuance costs for the revolving and term loan facility borrowings and the outstanding notes obtained to consummate the tender and follow-on merger using an estimated weighted-average life of 5 years.

Estimated net issuance costs	$21,982
Amortized straight-line over 5 years	5

Preliminary estimated increase in annual interest expense	4,396
Multiplied by 0.92	0.92

Pro forma increase in interest expense for the year ended December 31, 2004	$4,045

      (5) To record a reduction in interest expense related to the preliminary estimated step-up of long-term debt to fair value using a weighted average remaining term of 8 years.

Preliminary estimated step-up of long-term debt to fair value	$126,220
Amortized straight-line over 8 years	8

Preliminary reduction in annual interest expense	(15,778)
Multiplied by 0.92	0.92

Pro forma reduction in interest expense for the year ended December 31, 2004	$(14,515)

      (6) To record preliminary estimated tax effects of the adjustments reflected in Notes (1), (2), (3), (4) and (5) above using an estimated effective tax rate of 37.67%. The tax rate was derived using the applicable estimated rate for each adjustment above.

Pro forma net increase interest expense	$222,908
Pro forma increase in depreciation expense	30,434
Pro forma increase in amortization expense	89,513

Total pro forma adjustments per above	342,855
Estimated effective tax rate	37.67%

Pro forma reduction in income tax expense for the year ended December 31, 2004	$(129,154)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion should be read in conjunction with the unaudited condensed consolidated financial statements for the years ended December 31, 2004 and 2003 incorporated by reference in this prospectus.

Results of Operations

2004 compared with 2003

      The following table sets forth summarized consolidated financial information for each of the two years in the period ended December 31, 2004.

	Year Ended December 31

	2004	2003	$ Change	% Change

	(Thousands of Dollars)
Revenues	$6,424,990	$5,758,868	$666,122	12%
Cost of services (excluding depreciation and amortization)	2,609,788	2,391,310	218,478	9%
Selling, general and administrative expenses (excluding depreciation and amortization)	1,427,391	1,250,686	176,705	14%
Depreciation and amortization	1,627,064	1,505,475	121,589	8%
Impairment of intangible assets	2,415,889	25,000	2,390,889	NM
Loss (gain) on sale of cable systems	5,021	(469)	5,490	NM

Operating (loss) income	(1,660,163)	586,866	(2,247,029)	NM
Interest expense	(429,058)	(467,753)	38,695	8%
(Loss) on derivative instruments, net	(127)	(22,567)	22,440	99%
Gain on investments, net	28,364	165,194	(136,830)	(83)%
Loss on extinguishment of debt	(7,006)	(450,069)	443,063	98%
Other, net	(8,923)	(3,557)	(5,366)	NM
Income tax benefit	916,510	68,299	848,211	NM
Minority interest, net of tax	(1,203)	(6,116)	4,913	80%
Equity in net losses of affiliated companies, net of tax	(3,509)	(8,098)	4,589	57%
Cumulative effect of change in accounting principle, net of tax	(1,210,190)	—	(1,210,190)	NM

Net loss	$(2,375,305)	$(137,801)	$(2,237,504)	NM

NM denotes percentage is not meaningful

Revenues

      The following table sets forth summarized revenue information for each of the two years in the period ended December 31, 2004.

		Year Ended December 31

	2004	% of Total	2003	% of Total	$ Change	% Change

		(Thousands of Dollars)
Residential
Video	$3,849,628	60%	$3,658,917	64%	$190,711	5%
Data	1,111,268	17%	870,628	15%	240,640	28%
Telephony	579,857	9%	469,920	8%	109,937	23%
Other	106,020	2%	86,903	1%	19,117	22%

Total residential revenue	5,646,773	88%	5,086,368	88%	560,405	11%
Commercial	354,331	6%	287,676	5%	66,655	23%
Advertising	423,886	6%	384,824	7%	39,062	10%

Total revenues	$6,424,990	100%	$5,758,868	100%	$666,122	12%

      The 12% increase in total revenues was primarily attributable to:

•	a 23% increase in customers for advanced services (digital cable, high-speed Internet access and telephony);

•	an increase in basic cable rates resulting from increased programming costs, as well as increased channel availability; and

•	an increase in commercial broadband customers.

      Cox has experienced solid growth in digital cable, residential high-speed Internet and telephony customers. Cox expects this trend to continue and anticipates continued consumer demand for its existing portfolio of broadband products, as well as for new services such as Entertainment On Demand, Home Networking and high-definition television and digital video recorders.

Costs and expenses (Costs of Services and selling, general and administrative expenses)

      The following table sets forth summarized operating expenses for each of the two years in the period ended December 31, 2004.

	Year Ended December 31

	2004	2003	$ Change	% Change

	(Thousands of Dollars)
Cost of services
Programming costs	$1,288,218	$1,158,519	$129,699	11%
Other cost of services	1,321,570	1,232,791	88,779	7%

Total cost of services	2,609,788	2,391,310	218,478	9%
Selling, general and administrative
Marketing	338,095	297,945	40,150	13%
General and administrative	1,089,296	952,741	136,555	14%

Total selling, general and administrative	1,427,391	1,250,686	176,705	14%

Total costs and expenses	$4,037,179	$3,641,996	$395,183	11%

      Cost of services includes cable programming costs, which are costs paid to programmers for cable content and are generally paid on a per-subscriber basis. Cost of services also includes other direct costs and field service and call center costs. Other direct costs include costs that Cox incurs in conjunction with providing its residential, commercial and advertising services. Field service costs include costs associated with providing and maintaining Cox’s broadband network and customer care costs necessary to maintain its customer base.

      Cost of services increased $218.5 million over 2003 partially due to a $129.7 million increase in programming costs. Approximately 10% of the increase was attributable to programming rate increases, and the remaining 1% was related to basic and digital customer growth. Other cost of services increased $88.8 million, primarily due to:

•	1.2 million in net additions of advanced-service customers over the last twelve months; and

•	increased labor costs due to maintenance and related customer costs directly associated with the growth of new subscribers.

      Selling, general and administrative expenses include marketing, salaries and benefits, commissions and bonuses, travel, facilities, insurance and other administrative expenses. Selling, general and administrative expenses increased $176.7 million primarily due to:

•	a $136.6 million increase in general and administrative expenses relating to increased salaries and benefits and costs related to the going-private transaction; and

•	a $40.2 million increase in marketing expense primarily due to the launch of faster high-speed Internet service, new high-speed Internet tiers and new video products, as well as a 10% increase in costs associated with Cox’s advertising sales business, Cox Media.

      Cox expects continued increases in programming costs and will continue to pass through some portion of these increases to its customers. In addition, Cox expects continued growth in advanced services, which include digital cable, high-speed Internet access and telephony, both as a result of increased penetration where these services were available in 2004 and continued roll-out of these services in new areas during 2005. As a result of these trends, Cox expects its cost of services and, to a lesser degree, selling, general and administrative expenses to increase.

Depreciation and amortization

      Depreciation and amortization for the year ended December 31, 2004 increased to $1.6 billion from $1.5 billion for the comparable period in 2003. This was due to an increase in depreciation from Cox’s continuing investment in its broadband network in order to deliver additional services.

Impairment of intangible assets

      As a result of the going-private transaction, Cox revised its marketplace assumption surrounding its estimated cost of capital. In accordance with SFAS No. 142, Cox performed an impairment test, which along with the revised estimated cost of capital, included a revised long-range operating forecast. As a result of the impairment test, Cox recognized an impairment charge of approximately $2.4 billion related to its cable franchise rights, as calculated using a direct value method.

Interest expense

      Interest expense decreased 8% to $429.1 million primarily due to interest savings as a result of the full-year impact of Cox’s interest rate swap agreements and a reduction of outstanding indebtedness for the first eleven months of the year.

Loss on derivative instruments, net

      Cox does not hold or issue derivative instruments for trading purposes and is not a party to leveraged instruments. From time to time, however, Cox uses derivative instruments to manage its exposure to changes in the fair value of certain of its assets or liabilities or to manage its exposure to changes in interest rates or equity prices. These derivative instruments are designated and accounted for by Cox as hedges of the underlying exposure being managed, as prescribed by SFAS No. 133. During 2004 and 2003, Cox used interest rate swap agreements with an aggregate principal amount of $1.4 billion as of December 31, 2004, that are designated and accounted for as fair value hedges. Cox has assumed no ineffectiveness with regard to these interest rate swap agreements as the agreements qualify for the short-cut method of accounting for fair value hedges of debt instruments, as prescribed by SFAS No. 133. These interest rate swaps are designed to assist Cox in maintaining a mix of fixed and floating rate debt by converting a portion of existing fixed-rate debt into a floating-rate obligation. These interest rate swaps derive their value primarily based on changes in interest rates. Cox’s expectations with respect to its hedging strategy underlying these interest rate swaps have been met since the swap agreements have resulted in Cox increasing its proportion of floating rate debt.

      In addition to the interest rate swap agreements, upon adoption of SFAS No. 133, certain of Cox’s debt instruments contained embedded derivatives, as defined, and certain investments met the definition of freestanding derivatives. Cox has not designated these embedded and freestanding derivatives as hedges under SFAS No. 133 and, as such, changes in their fair value are being recognized in earnings as derivative gains or losses. During 2004 and 2003, Cox had the following embedded derivatives or freestanding derivatives outstanding that have not been designated as hedges:

•	embedded derivatives contained in Cox’s three series of exchangeable subordinated debentures, referred to as the PRIZES, the Premium PHONES and the Discount Debentures. These debentures were exchangeable for the cash value of shares of Sprint PCS common stock or, in the case of the Discount Debentures, at Cox’s option, the related shares. These embedded derivatives derived their value primarily based on changes in the fair value of Sprint PCS common stock, U.S. Treasury rates and Cox’s credit spreads.

•	stock purchase warrants to purchase equity securities of certain publicly-traded or privately-held companies that can be exercised and settled by delivery of net shares, such that Cox pays no cash upon exercise. These warrants meet the definition of a freestanding derivative, as prescribed by SFAS No. 133, and derive their value primarily based on the change in the fair value of the underlying equity security.

      Cox redeemed all remaining outstanding PRIZES and Premium PHONES in June 2004 and expects to redeem the Discount Debentures on April 20, 2005. See “— Contractual Obligations and Commitments” for more information.

      During 2003, Cox had the following embedded derivatives outstanding that were not designated as hedges:

•	embedded derivatives contained in Cox’s series of prepaid variable forward contracts secured by 19.5 million shares of Sprint PCS common stock and accounted for as zero-coupon debt. These embedded derivatives also derived their value primarily based on changes in the fair value of Sprint PCS common stock, U.S. Treasury rates and Cox’s credit spreads.

      For a more detailed description of Cox’s exchangeable subordinated debentures, zero-coupon debt and their corresponding embedded derivatives, please refer to Note 8. “Debt” and Note 9. “Derivative Instruments and Hedging Activities” in Part II, Item 8. “Consolidated Financial Statements and Supplementary Data.”

Gain on investments, net

      Gain on investments, net for the year ended December 31, 2004 of $28.4 million includes:

•	$2.3 million pre-tax gain on the sale of all remaining shares of Sprint stock held by Cox;

•	$19.5 million pre-tax gain on the sale of 0.1 million shares of Sprint PCS preferred stock; and

•	$7.3 million pre-tax gain on the sale of certain other non-strategic investments.

      In determining whether a decline in the fair value of Cox’s investments is other than temporary, Cox considers the factors prescribed by Securities and Exchange Commission (SEC) Staff Accounting Bulletin Topic 5-M, Other Than Temporary Impairment of Certain Investments in Debt and Equity Securities Emerging Issues Task Force (EITF) Issue No. 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. These factors include the length of time and extent to which the fair market value has been less than cost, the financial condition and near term prospects of the investee and Cox’s intent and ability to retain its investment.

Loss on extinguishment of debt

      During the year ended December 31, 2004, Cox recorded a $7.0 million pre-tax loss on extinguishment of debt due to the redemption of $14.6 million aggregate principal amount of the PRIZES and $0.1 million aggregate principal amount of the Premium PHONES, which represented all remaining outstanding PRIZES and Premium PHONES.

Income tax benefit

      Income tax benefit was $916.5 million for the year ended December 31, 2004. The effective tax rate for 2004 was 44.1% compared to 35.6% for 2003. The change in the effective tax rate was primarily due to the recognition of a tax benefit due to the favorable resolution of federal income tax audits for the years 1995-2001 and an adjustment to reduce state deferred taxes. Other factors affecting the tax rate include the impact of varying state tax rates across Cox’s operations, along with current year investing and financing transactions.

Equity in net losses of affiliated companies, net of tax

      Equity in net losses of affiliated companies decreased 57% to $3.5 million. Generally, these losses are attributable to Cox’s proportionate share of the investee’s income or loss. Although Cox has various levels of ownership and rights with respect to the companies in which it has equity investments, Cox has no control over the financial position of these companies. Therefore, Cox cannot predict the impact that its equity investments will have on its future operations.

Cumulative effect of change in accounting principle, net of tax

      On September 29, 2004, the SEC announced that a direct value method should be used to determine the fair value of all intangible assets required to be recognized under SFAS No. 141, Business Combinations, and that registrants should apply a direct value method to such assets acquired in business combinations completed after September 29, 2004. Further, registrants who have applied the residual method to the valuation of intangible assets for purposes of impairment testing shall perform a transition impairment test using a direct value method on all intangible assets that were previously valued using the residual method under SFAS No. 142, no later than the beginning of their first fiscal year beginning after December 15, 2004. Impairments of intangible assets recognized upon application of a direct value method by entities previously applying the residual method, including the related deferred tax effects, should be reported as a cumulative effect of a change in accounting principle.

      Consistent with this SEC position, as codified in the EITF D-108, Use of the Residual Method to Value Acquired Assets Other Than Goodwill, Cox began applying a direct value method to determine the fair value of its indefinite-lived intangible assets comprised of cable franchise rights, acquired prior to September 29, 2004. During the fourth quarter of 2004, Cox performed a transition impairment test, which resulted in a charge of approximately $2.0 billion ($1.2 billion, net of tax).

Net loss

      Net loss for the year ended December 31, 2004 was $2.4 billion compared to $137.8 million for the comparable period in 2003.

Liquidity and Capital Resources

Uses and Sources of Cash

      As part of Cox’s ongoing strategic plan, Cox has invested, and will continue to invest, significant amounts of capital to enhance the reliability and capacity of its broadband network in preparation for the offering of new services. Cox believes it will be able to meet its capital needs over the next twelve months and the foreseeable future with amounts available under existing revolving credit facilities and its commercial paper program.

      During 2004, Cox made capital expenditures of $1.4 billion. These expenditures were primarily directed at costs related to electronic equipment located on customers’ premises, costs to upgrade and rebuild Cox’s broadband network to allow for the delivery of advanced broadband services and costs associated with network equipment used to enter new service areas.

      Capital expenditures for 2005 are expected to be less than capital expenditures made in 2004. Although management continuously reviews industry and economic conditions to identify opportunities, Cox does not have any current plans to make any material acquisitions or enter into any material cable system exchanges in 2005. In March 2005, Cox announced it is exploring a sale of four cable operations serving approximately 900,000 subscribers.

      In addition to improvement of its own networks, Cox has made strategic investments in businesses focused on cable programming, technology and telecommunications. Investments in these companies of $17.8 million in 2004 included debt and equity funding. Future funding requirements are expected to total approximately $33.8 million over the next year. These capital requirements may vary significantly from the amounts stated above and will depend on numerous factors as many of these companies are growing businesses and specific financing requirements will change depending on the evolution of these businesses.

      During 2004, Cox repaid $3.6 billion of debt, which included:

•	the repurchase of its remaining outstanding convertible senior notes, PRIZES and Premium PHONES;

•	the repayment of its $375 million 7.5% notes and its $100 million 6.69% medium-term notes, each at their maturity; and

•	the repayment of the Bridge Loan.

      During 2004, Cox purchased the minority interest in TCA Cable Partners for cash consideration of approximately $153.0 million.

      Net revolving credit and commercial paper borrowings during 2004 were $1.4 billion. Proceeds from bank borrowings and the issuance of debt securities, net of debt issuance costs, underwriting commissions and discounts, included the following:

•	the Bridge Loan for net proceeds of approximately $3.0 billion;

•	a term loan due 2009 for net proceeds of approximately $2.0 billion;

•	floating rate notes for net proceeds of approximately $498.7 million;

•	5-year notes for net proceeds of approximately $1.2 billion; and

•	10-year notes for net proceeds of approximately $1.2 billion.

      The proceeds from the Bridge Loan and the term loan were used to fund the going-private transaction. Proceeds from the offerings of the outstanding notes were used to repay the Bridge Loan.

      During 2004, Cox generated $2.0 billion from operations. Proceeds from the sale of investments of $70.2 million included the sale of 0.1 million shares of Sprint PCS preferred stock for net proceeds of $56.9 million, the sale of certain other non-strategic investments for proceeds of $10.3 million and the sale of all remaining Sprint stock for proceeds of $3.0 million. Cox also received net proceeds of approximately

$53.1 million from the sale of certain small, non-clustered cable systems in Oklahoma, Kansas, Texas and Arkansas.

Off-Balance Sheet Arrangements

      In the normal course of business, Cox issues standby letters of credit to local franchise authorities. The unused letters of credit outstanding totaled $5.1 million at December 31, 2004. Cox does not have any material off-balance sheet arrangements.

Contractual Obligations and Commitments

      The following table contains information relating to Cox’s contractual obligations and commitments for the five years subsequent to December 31, 2004 and thereafter. The amounts represent the maximum future contractual obligations (some of which may be settled by delivering equity securities) and are reported without giving effect to any related discounts, premiums and other adjustments necessary to comply with accounting principles generally accepted in the U.S.

	Payments Due by Period

		Less than		1 – 3	4 – 5	After
	Total	1 Year		Years	Years	5 Years

	(Millions of dollars)
Debt maturities and pay-off obligations(a)	$12,663.0	$437.5	(b)(c)	$965.0	$4,511.6	$6,748.9	(d)
Interest on aggregate debt(e)	5,118.2	665.4		1,442.7	1,202.3	1,807.8
Capital leases	201.0	49.8		50.5	30.2	70.5
Operating leases	67.0	19.1		26.2	10.5	11.2
Nonbinding purchase and other commitments(f)	1,506.7	459.5		400.2	370.8	276.2

Total contractual cash obligations	$19,555.9	$1,631.3		$2,884.6	$6,125.4	$8,914.6

(a)	Excludes $96.1 million of commercial paper borrowings outstanding as of December 31, 2004.

(b)	Cox has classified approximately $375.0 million of outstanding debt obligations scheduled to mature in the next twelve months in the noncurrent portion of long-term debt in its Consolidated Balance Sheet because it intends to refinance these obligations on a long-term basis. Cox has the ability to refinance these obligations under its existing revolving credit facilities.

(c)	Includes Cox’s Discount Debentures due in 2020 representing $62.3 million aggregate principal amount at maturity. Cox has the right to redeem the Discount Debentures after April 19, 2005, and Cox has called the Discount Debentures for redemption on April 20, 2005. The aggregate redemption price for all remaining outstanding Discount Debentures is approximately $32.5 million, which includes accrued and unpaid cash interest to, but excluding, the redemption date and assumes payment of the semi-annual cash interest due on April 19, 2005.

(d)	The holders of Cox’s $200.0 million aggregate principal amount 6.53% debentures due 2028, which were issued by TCA Cable TV prior to Cox’s acquisition of TCA, have the right to require the Cox subsidiary that assumed TCA’s obligations under the debentures to repurchase the debentures on February 1, 2008 at a purchase price equal to 100% of the principal amount of such debentures, plus any accrued but unpaid cash interest.

(e)	Cox’s estimate of its cash requirement for interest payments is based on known future cash interest payments related to its debt instruments as of December 31, 2004. These estimates also assume that (i) debt is repaid and not refinanced at maturity, (ii) the holders of Cox’s Discount Debentures and the holders of the former TCA bonds do not exercise their rights to require Cox to repurchase such securities as described in footnotes (c) and (d) above, respectively, and (iii) no future impact is recognized from Cox’s interest rate swap agreements, which effectively convert $1.4 billion of Cox’s fixed-rate debt into floating-rate obligations and have resulted in significant interest savings in both 2004 and 2003. Cox’s future interest payments could differ materially from amounts indicated in the table due to Cox’s future operational and financing needs, changing market conditions and other currently unanticipated events.

(f)	Includes unfulfilled purchase orders, construction commitments and various other commitments arising in the normal course of business.

      Cox identified other cash requirements related to the funding of pension and other postretirement benefits. Cox accelerated its total 2003 plan year contributions for the funded pension plans into 2003. In December 2004, Cox contributed $10.0 million of its overall $38.8 million 2004 minimum required contribution; the remaining $28.8 million will be contributed during 2005. Cox expects to contribute $6.0 million to its other postretirement benefit plans during 2005. The assumptions related to pension and other postretirement benefits are described under the heading “Pension and Postretirement Benefits” under “Critical Accounting Policies and Estimates.” For additional information regarding pension and other postretirement benefits see Note 12. “Retirement Plans” in Part II, Item 8. “Consolidated Financial Statements and Supplementary Data.”

Credit Facilities

      On December 2, 2004, Cox entered into new credit agreements, dated as of December 3, 2004, providing Cox with a five-year unsecured $1.5 billion revolving credit facility, a five-year unsecured $2.0 billion term loan and the Bridge Loan. On December 2, 2004, Cox also amended and restated its existing credit agreement, dated as of December 3, 2004, to conform certain of the provisions of that agreement to the provisions of the new credit agreements. Cox’s existing credit agreement, as amended and restated, provides for an unsecured $1.25 billion revolving credit facility with availability through June 4, 2009. Through December 8, 2004, Cox borrowed approximately $5.3 billion in the aggregate under these facilities to fund the going-private transaction. Cox repaid the Bridge Loan in December 2004, primarily with the proceeds of the senior notes offering described previously. Borrowings under the new revolving credit facility and the amended and restated credit facility may be used for general corporate purposes. At December 31, 2004, Cox had outstanding borrowings of approximately $1.7 billion under its credit facilities. Upon termination of any credit agreement, Cox must repay all outstanding loans under the terminated credit agreement.

      Borrowings under both the new and the amended and restated credit agreements will bear interest at a rate selected by Cox from three alternatives. The interest rate may be based on the London Interbank Offered Rate (LIBOR), the Federal funds rate or an alternate base rate. The alternate base rate will be based on the greater of the prime rate or the Federal funds rate plus 0.50%. In each case, the applicable interest rate will be increased by a margin imposed by the credit agreements. The applicable margin for any date will depend upon Cox’s corporate credit ratings. The credit agreements also establish a mechanism under which individual lenders with commitments under Cox’s revolving credit facilities may make discretionary loans in lieu of loans committed under the revolving credit facilities at rates agreed upon from time to time with Cox.

      Cox will pay a commitment fee on the unused portion of the total amount available under its credit facilities based on Cox’s corporate credit ratings.

      Each of Cox’s credit agreements requires Cox to maintain a ratio of debt to operating cash flow of not more than 5.5 to 1.0 prior to December 31, 2005 and 5.0 to 1.0 at December 31, 2005 and thereafter and a ratio of operating cash flow to interest expense of not less than 2.0 to 1.0. Additionally, each of Cox’s credit agreements contains customary affirmative and negative covenants concerning the conduct of Cox’s business operations, such as limitations on the granting of liens, mergers, consolidations and dispositions of assets, investments in unrestricted subsidiaries and transactions with affiliates. Subject to certain exceptions, Cox will not be permitted to pay or declare any dividend or redeem or acquire any of its stock in excess of a specified amount unless its ratio of debt to operating cash flow would not exceed a specified level after taking into account the dividend, redemption or acquisition.

      Each of Cox’s credit agreements also contains customary events of default, including, but not limited to, failure to pay principal or interest, failure to pay or acceleration of other debt, misrepresentation or breach of warranty, violation of certain covenants and change of control. Upon the occurrence of an event of default under one of the credit agreements, Cox’s obligations under that credit agreement may be accelerated and the lending commitments under that credit agreement terminated.

Credit Ratings

      Cox’s credit ratings impact our ability to obtain short and long-term financing and the cost of such financing. In determining Cox’s credit ratings, the rating agencies consider a number of factors, including our profitability, operating cash flow, total debt outstanding, interest requirements, liquidity needs and availability of liquidity. Other factors considered may include our business strategy, the condition of our industry and our position within the industry. Although we understand that these are among the factors considered by the rating agencies, each agency might calculate and weigh each factor differently. A rating is not a recommendation to buy, sell or hold a security, and ratings are subject to revision at any time by the assigning agency.

Senior Unsecured
Rating Agency	Debt Rating	Outlook

Moody’s	Baa3	Stable
Standard & Poor’s	BBB-	Stable
Fitch Ratings	BBB-	Stable

      More information about Moody’s, Fitch Ratings’ and Standard and Poor’s ratings generally can be found at their respective websites at http://www.moodys.com, http://www.fitchratings.com and http://www.standardandpoors.com. The information at these websites is not part of this annual report, has not been reviewed or verified by us and is referenced for information purposes only.

Other

      Cox had approximately $1.0 billion of total available financing capacity under its revolving credit facilities and commercial paper program at December 31, 2004.

      In September 2004, Cox purchased DR Partners’ 25% interest in TCA Cable Partners, pursuant to the partnership agreement, for cash consideration of approximately $153.0 million. TCA Cable Partners was a general partnership owned 75% by Cox (indirectly through subsidiaries) and 25% by DR Partners, operating cable systems in the Southwest, mainly Arkansas, serving approximately 260,000 customers.

      Certain of Cox’s debt instruments and credit agreements contain covenants which, among other provisions, contain certain restrictions on liens, mergers and the disposition of assets. None of the covenants contained in Cox’s debt instruments and credit agreements contain a covenant to maintain a specific debt rating that would impact the maturity of the instruments and agreements in the event that Cox’s debt rating was downgraded. The credit agreements contain financial covenants that require certain leverage ratios and interest coverage (as defined in the covenants) be maintained. Compliance with these ratios limits Cox’s ability to incur unlimited indebtedness; however, these covenants have not posed a significant limitation on Cox’s ability to finance its capital requirements in the past. Cox was in compliance with all covenants for both its credit facilities and debt instruments for all periods presented. Historically, Cox has not paid dividends and currently intends to reinvest future earnings, consistent with its business strategy.

Recent Developments

      On March 7, 2005, Cox announced that it is exploring a sale of four cable operations serving approximately 900,000 subscribers. This is one of a number of strategic options being considered to reduce debt and accelerate growth. Systems under consideration for sale include West Texas, serving the Lubbock, Midland, Amarillo, San Angelo and Abilene areas; North Carolina, serving the Greenville, Rocky Mount, New Bern and Kinston areas; Humboldt County, California; and much of Middle America Cox, primarily comprised of operations in Texas, Louisiana and Arkansas. Middle America Cox also includes certain systems in Oklahoma, Mississippi and Missouri. Excluded from the potential sale are some operations serving the Northwest Arkansas and Lafayette, Louisiana areas.

      On April 7, 2005, Double C Technologies, LLC, a joint venture majority owned and controlled by Comcast Corporation with a minority investment by Cox, completed its purchase of substantially all of the North American assets of Liberate Technologies, a provider of software that enables cable operators to run multiple services, including high-definition television, video on demand and personal video recorders, on multiple platforms. Liberate Technologies received cash consideration of approximately $82 million, and in connection with closing, Cox contributed $30 million to the joint venture, of which $27 million was used to fund the purchase of the Liberate North American assets. Cox financed its contribution with commercial paper borrowings.

Critical Accounting Policies and Estimates

      The accompanying consolidated financial statements and notes to consolidated financial statements contain information that is pertinent to management’s discussion and analysis of financial condition and results of operations. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and the related disclosure of contingent assets and liabilities. Estimates are evaluated based on available information and experience. Actual results could differ from those estimates under different assumptions or conditions. Cox believes that the critical accounting policies and estimates discussed below involve additional management judgment due to the sensitivity of the methods and assumptions necessary in determining the related asset, liability, revenue and expense amounts.

Plant and equipment

      The costs associated with the construction of cable transmission and distribution facilities and new cable service installations are capitalized. Capitalized costs include all direct labor and materials as well as certain indirect costs. The amount of indirect costs that are capitalized, which include employee benefits, warehousing and transportation costs, are estimated based on historical construction costs. Cox performs semi-annual evaluations of these estimates and any changes to the estimates, which may be significant, are included prospectively in the period in which the evaluations are completed.

Derivative Instruments

      Cox accounts for derivative financial instruments in accordance with SFAS No. 133, which requires that an entity recognize all derivatives as either assets or liabilities measured at fair value. From time to time, Cox uses derivative instruments, such as interest rate swaps and equity collar arrangements, to manage its exposure to changes in the fair value of certain of its assets or liabilities or to manage its exposure to changes in interest rates or equity prices. In addition, upon adoption of SFAS No. 133, certain of Cox’s debt instruments and investments contained embedded or freestanding derivatives, as defined. Assumptions are made regarding the valuation of derivative instruments, including U.S. Treasury rates, Cox’s credit spreads, volatility rates and other market indices. Should actual rates differ from Cox’s estimates, revisions to the fair value of Cox’s derivative financial instruments may be required.

Intangible Assets

      On January 1, 2002, Cox adopted SFAS No. 142, which requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually. Cox’s indefinite lived intangible assets are comprised of cable franchise value, which Cox obtained through acquisitions of cable systems.

      Based on the guidance prescribed in EITF Issue No. 02-7, Unit of Accounting for Testing of Impairment of Indefinite-Lived Intangible Assets, Cox determined that the unit of accounting for testing franchise value for impairment resides at the cable system cluster level, consistent with Cox’s management of its business as geographic clusters.

      Prior to September 2004, Cox assessed franchise value for impairment under SFAS No. 142 by utilizing a residual approach whereby Cox measured the implied fair value of each franchise value intangible asset subject to the same unit of accounting by deducting from the fair value of each cable system cluster the fair value of the cable system cluster’s other net assets, including previously unrecognized intangible assets. Upon adoption of SFAS No. 142, Cox determined that no impairment of franchise value intangible assets existed as of January 1, 2002. In completing subsequent impairment tests in accordance with SFAS No. 142, Cox considers the guidance in EITF Issue No. 02-17, which was issued in October 2002. When applying the guidance in EITF Issue No. 02-17, Cox considers assumptions that marketplace participants would consider, such as expectations of future contract renewals and other benefits related to the intangible asset, when measuring the fair value of the cable system cluster’s other net assets. The January 2003 impairment test in accordance with SFAS No. 142, utilizing the residual approach, resulted in a non-cash impairment charge of approximately $25.0 million, which is classified within Impairment of intangible assets in Cox’s Consolidated Statement of Operations for the year ended December 31, 2003. Cox completed its next impairment test in accordance with SFAS No. 142, utilizing the residual approach in August 2003. The August 2003 test indicated no impairment of franchise value.

      In September 2004, the SEC announced that a direct value method should be used to determine the fair value of all intangible assets required to be recognized under SFAS No. 141 and that registrants should apply a direct value method to such assets acquired in business combinations completed after September 29, 2004. Further, registrants who have applied the residual method to the valuation of intangible assets for purposes of impairment testing shall perform a transition impairment test using a direct value method on all intangible assets that were previously valued using the residual method under SFAS No. 142 no later than the beginning of their first fiscal year beginning after December 15, 2004. Impairments of intangible assets recognized upon application of a direct value method by entities previously applying the residual method, including the related deferred tax effects, should be reported as a cumulative effect of a change in accounting principle. Consistent with this SEC position, Cox began applying a direct value method to determine the fair value of its indefinite-lived intangible assets comprised of cable franchise rights, acquired prior to September 29, 2004. During the fourth quarter of 2004, Cox performed a transition impairment test, which resulted in a charge of approximately $2.0 billion, ($1.2 billion, net of tax) , which is reported within Cumulative effect of change in accounting principle, net of tax, in the accompanying Consolidated Statements of Operations.

      Additionally as a result of the going-private transaction, Cox revised its marketplace assumption surrounding its estimated cost of capital. In accordance with SFAS No. 142, Cox performed an impairment test, which along with the revised estimated cost of capital, included a revised long-range operating forecast. As a result of the impairment test, Cox recognized an impairment charge of approximately $2.4 billion related to its cable franchise rights, as calculated using a direct value method. This impairment charge is reflected as Impairment on intangible assets in the accompanying Consolidated Statement of Operations.

      In determining the fair value of each cable system cluster, Cox performs discounted cash flow analyses, which require the use of assumptions and estimates. Cox believes that its assumptions and estimates are consistent with those that marketplace participants would use in their estimates of fair value. The determination of fair value is critical to assessing impairment of intangible assets with indefinite useful lives under SFAS No. 142. If these estimates or their related assumptions change in the future, significant impairment in value, and hence impairment charges, may result.

Income Tax Estimates

      The provision for income taxes is based on Cox’s current period income, changes in deferred income tax assets and liabilities, changes in its operations in various jurisdictions, income tax rates and tax positions taken on returns. Cox prepares and files tax returns based on its interpretation of tax laws and regulations and records estimates based on these judgments and interpretations. Significant judgment is required in assessing and estimating the application and interpretation of complex tax laws and regulations. In the normal course of business, Cox’s filed tax returns are subject to examination by taxing authorities.

These examinations could result in challenges to tax positions that Cox has taken. These challenges could arise from a variety of tax issues such as the deductibility of certain expenses, allocations of income and expense between states, the tax basis of certain assets and the state taxation of acquisitions and disposals. Ultimately, the results of these challenges could require Cox to pay additional tax and could also require the payment of interest assessments. A liability is accrued when Cox believes that an assessment is probable.

      Cox has concluded a federal income tax audit for the years 1998 – 2001 and expects to pay approximately $40.0 million related to certain cable system acquisitions and certain financing arrangements completed during the audit period. In addition, Cox expects to file amended tax returns, and receive refunds of approximately $30.0 million, for the effect of these adjustments in later years. Cox believes that the majority of the payments and the refunds will occur during 2005.

      Cox has also concluded the field examination phase of a federal income tax audit for the years 1995-1997. Because Cox was a member of an affiliated group filing a consolidated U.S. federal income tax return during the audit period, Cox will not be able to fully conclude the audit until issues associated with all affiliated members have been resolved. Cox received refunds of approximately $3.0 million for various adjustments that were concluded during the field examination. Cox does not expect that any unresolved issues will result in significant payments or refunds.

      In 2004, as a result of the favorable resolution of the 1995-1997 and 1998-2001 audits, Cox has reversed previously accrued taxes, reducing the tax provision by $64.0 million.

Pension and Postretirement Benefits

      Cox follows the guidance of SFAS No. 87, Employers’ Accounting for Pensions, and SFAS No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions, when accounting for pension and postretirement benefits. Under these accounting standards, assumptions are made regarding the valuation of benefit obligations and the performance of plan assets. Delayed recognition of differences between actual results and expected or estimated results is a guiding principle of these standards. This delayed recognition of actual results allows for a smoothed recognition of changes in benefit obligations and plan performance over the working lives of the employees who benefit under the plans. The primary assumptions, which are reviewed annually by Cox, include the discount rate, expected return on plan assets, rate of compensation increase and the rate of increase in the per capita cost of covered health care benefits.

      During 2004, Cox made changes to its assumptions related to the discount rate and the rate of compensation increase for salary-related plans. Cox consults with its independent actuaries when selecting each of these assumptions.

      In selecting the discount rate, Cox considers fixed-income security yields, specifically AA-rated corporate bonds, as rated by Moody’s Investor Services. At December 31, 2004, Cox decreased the discount rate for its pension plan from 6.25% to 6.00% and its postretirement welfare plan from 6.25% to 5.75% as a result of decreased yields for AA-rated corporate bonds.

      In projecting the rate of compensation increase, Cox considers past experience in light of movements in inflation rates. At December 31, 2004, Cox increased the rate of compensation increase from 4.0% to 4.25% for its plans.

      In estimating the expected return on plan assets, Cox considers past performance and future expectations for the types of investments held by the plan, as well as the expected long-term allocation of plan assets to these investments. At December 31, 2004, Cox made no change in the expected 9.0% return on plan assets, as historical returns continue to support a 9.0% expected return.

      In selecting the rate of increase in the per capita cost of covered health care benefits, Cox considers past performance and forecasts of future health care cost trends. At December 31, 2004, Cox made no change in the expected weighted-average annual assumed rate of increase in the per capita cost of covered health care benefits (i.e., health care cost trend rate) for retirees, which is 10.0% in 2005, gradually decreasing to 5.0% by the year 2010, and remaining level thereafter.

      A variance in the assumptions discussed above would have an impact on the projected benefit obligations, the accrued other postretirement benefit liabilities, and the annual net periodic pension and other postretirement benefit cost.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

      In this section, Cox, we and us each refers to Cox Communications, Inc. and not to any of its subsidiaries. Cox initially sold the outstanding floating rate notes to Citigroup Global Markets, J.P. Morgan Securities Inc., Lehman Brothers Inc., Banc of America Securities LLC, Wachovia Capital Markets, LLC, Credit Suisse First Boston LLC, SG Americas Securities, LLC and UBS Securities LLC. Cox initially sold the outstanding 5-year notes to Citigroup Global Markets, J.P. Morgan Securities Inc., Lehman Brothers Inc., Banc of America Securities LLC, Wachovia Capital Markets, LLC, BNY Capital Markets, Inc., Credit Suisse First Boston LLC, Scotia Capital (USA) Inc., SG Americas Securities, LLC, SunTrust Capital Markets, Inc. and UBS Securities LLC. Cox initially sold the outstanding 10-year notes to Citigroup Global Markets, J.P. Morgan Securities Inc., Lehman Brothers Inc., Banc of America Securities LLC, Wachovia Capital Markets, LLC, Barclays Capital Inc., BNY Capital Markets, Inc., Dresdner Kleinwort Wasserstein Securities LLC, Greenwich Capital Markets, Inc., Mitsubishi Securities International plc, Mizuho International plc, SG Americas Securities, LLC, SunTrust Capital Markets, Inc. and UBS Securities LLC. The initial purchasers of each series of notes subsequently placed the outstanding notes with qualified institutional buyers in reliance on Rule 144A under the Securities Act and qualified buyers outside the United States in reliance on Regulation S under the Securities Act.

      As a condition to the sale of the outstanding notes, Cox and the initial purchasers entered into a registration rights agreement for each of the floating rate notes, the 5-year notes and the 10-year notes, and under each Cox agreed that, unless the exchange offer is not permitted by applicable law or SEC policy, it would file with the SEC a registration statement, of which this prospectus is a part, under the Securities Act with respect to the notes by April 15, 2005 and use its commercially reasonable efforts to keep the exchange offer open at least 20 business days. Cox initially filed the required registration statement in January 2005.

      Cox is offering the registered notes in exchange for tender of the outstanding notes. For each outstanding floating rate note tendered to Cox in response to this exchange offer, the holder of an outstanding floating rate note will receive a registered floating rate note having an original principal amount equal to that of the tendered outstanding floating rate note. For each outstanding 5-year note tendered to Cox in response to this exchange offer, the holder of an outstanding 5-year note will receive a registered 5-year note having an original principal amount equal to that of the tendered outstanding 5-year note. For each outstanding 10-year note tendered to Cox in response to this exchange offer, the holder of an outstanding 10-year note will receive a registered 10-year note having an original principal amount equal to that of the tendered outstanding 10-year note.

      Based upon interpretations by the SEC staff set forth in certain no-action letters to third parties, including Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988); Morgan Stanley & Co. Inc., SEC No-Action Letter (June 5, 1991); and Shearman & Sterling, SEC No-Action Letter (July 2, 1993), we believe that the registered notes issued under this exchange offer in exchange for the outstanding notes, in general, will be freely tradeable after the exchange offer, without compliance with the registration and prospectus delivery requirements of the Securities Act. However, any purchaser of outstanding notes who is a Cox affiliate, within the meaning of Rule 501(b) of Regulation D under the Securities Act, who does not acquire the registered notes in the ordinary course of business, or who tenders in the exchange offer for the purpose of participating in a distribution of the registered notes could not rely on the SEC staff position enunciated in such no-action letters and, in the absence of an applicable exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. A holder’s failure to comply with those requirements in such an instance may result in that holder incurring liability under the Securities Act. We do not assume or indemnify you against any such liability.

      As the above-mentioned no-action letters contemplate, each holder accepting the exchange offer is required to represent to us, in a letter of transmittal, that:

•	the registered notes are to be acquired by the holder or the person receiving such registered notes, whether or not such person is the holder, in the ordinary course of business;

•	the holder or any such other person is not engaging and does not intend to engage in the distribution of the registered notes;

•	the holder or any such other person has no arrangement or understanding with any person to participate in the distribution of the registered notes;

•	neither the holder nor any such other person is an affiliate of Cox within the meaning of Rule 501(b) of Regulation D under the Securities Act; and

•	the holder or any such other person acknowledges that if that holder or such other person participates in the exchange offer for the purpose of distributing the registered notes, it must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any such resale and cannot rely on the above-mentioned no-action letters.

As indicated above, each participating broker-dealer that receives a registered note for its own account in exchange for outstanding notes must acknowledge that it:

•	acquired the outstanding notes for its own account as a result of market-making activities or other trading activities;

•	has not entered into any arrangement or understanding with Cox or any Cox affiliate (within the meaning of Rule 501(b) of Regulation D under the Securities Act) to distribute the registered notes to be received in the exchange offer; and

•	will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the registered notes.

For a description of the procedures for resales by participating broker-dealers, see “Plan of Distribution.”

      In the event that:

•	prior to the consummation of the exchange offer in the opinion of counsel, the SEC is unlikely to permit the consummation of the exchange offer; or

•	if any holder of outstanding notes notifies Cox within 20 business days following consummation of the exchange offer that:

(i)	such holder was prohibited by law or SEC policy from participating in the exchange offer;

(ii)	such holder may not resell the registered notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for resales by such holder; or

(iii)	such holder is a broker-dealer and holds outstanding notes acquired directly from Cox or any of its affiliates;

      then Cox will:

•	use commercially reasonable efforts to file a shelf registration statement covering resales of the outstanding notes within 30 days after the earlier of the date Cox determines that the SEC is unlikely to permit the consummation of the exchange offer or the date on which the company receives notice from a holder, as described above;

•	use commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act within 120 days of the deadline for filing of the shelf registration statement; and

•	use commercially reasonable efforts to keep the shelf registration statement continuously effective until December 15, 2006 or such shorter period ending when all of the outstanding notes covered by the shelf registration statement have been sold as contemplated in the shelf registration statement or a subsequent shelf registration statement covering all of the outstanding notes has been declared effective under the Securities Act.

      Cox will, if and when it files the shelf registration statement, provide to each applicable holder of the outstanding notes copies of the prospectus which is a part of the shelf registration statement. A holder that sells the outstanding notes under the shelf registration statement generally:

•	must be named as a selling security holder in the related prospectus;

•	must deliver a prospectus to purchasers;

•	will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales; and

•	will be bound by the provisions of the registration rights agreement(s) which is (are) applicable to that holder, including certain indemnification obligations.

      In addition, each of the outstanding noteholders must deliver information to Cox, to be used in connection with the shelf registration statement, in order to have his or her outstanding notes included in the shelf registration statement and to benefit from the provisions set forth in the foregoing paragraph.

      In the event that:

•	the exchange offer is not consummated on or before May 23, 2005;

•	the exchange registration statement ceases to be effective at any time prior to the consummation of the exchange offer;

•	the registered notes are not delivered to the Trustee within five business days of consummation of the exchange offer;

•	if applicable, the shelf registration statement is not timely filed or declared effective by the SEC; or

•	if applicable, the shelf registration statement has been declared effective and ceases to be effective at any time prior to December 15, 2006 (each event described above being a registration default), then we will pay additional interest (in addition to the interest otherwise due on the notes) on the notes during the first 90-day period immediately following the occurrence of each registration default in an amount equal to 0.25% per annum. The amount of interest will increase by an additional 0.25% per annum for each subsequent 90-day period until all registration defaults are cured, up to a maximum aggregate amount of additional interest of 0.50% per annum with respect to all registration defaults; provided, that we in no event will be required to pay additional interest for more than one registration default at any given time. The additional interest will cease accruing on the notes when all registration defaults have been cured, and no additional interest will accrue on an outstanding note when the note is covered by an effective shelf registration statement.

      Outstanding noteholders must:

•	make certain representations to us in order to participate in the exchange offer;

•	deliver information to be used in connection with the shelf registration statement, if required; and

•	provide comments on the shelf registration statement within the time periods set forth in the registration rights agreements;

in order to have their outstanding notes included in the shelf registration statement.

      The preceding summary of the material provisions of the registration rights agreements does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the registration rights agreements each of which have been filed with the SEC and attached hereto as exhibits and are incorporated herein by reference.

Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. See “— Expiration Date; Extensions; Amendments.” Cox will issue:

•	$1,000 principal amount of registered floating rate notes in exchange for each $1,000 principal amount of outstanding floating rate notes surrendered pursuant to the exchange offer;

•	$1,000 principal amount of registered 5-year notes in exchange for each $1,000 principal amount of outstanding 5-year notes surrendered pursuant to the exchange offer; and

•	$1,000 principal amount of registered 10-year notes in exchange for each $1,000 principal amount of outstanding 10-year notes surrendered pursuant to the exchange offer.

Holders may tender some or all of their outstanding notes in response to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

      The form and terms of the registered notes are the same as the form and terms of the outstanding notes except that:

•	the registered notes have been registered under the Securities Act and, therefore, the registered notes will not bear legends restricting their transfer; and

•	holders of the registered notes will not be entitled to any of the rights of holders of outstanding notes under the registration rights agreements, which rights will terminate upon the consummation of the exchange offer.

      The registered floating rate notes will evidence the same indebtedness as the outstanding floating rate notes (which they replace) and will be issued under, and be entitled to the benefits of, the indenture governing the outstanding floating rate notes, so that both the outstanding floating rate notes and the registered floating rate notes will be treated as a single series of debt securities under the indenture. The registered 5-year notes will evidence the same indebtedness as the outstanding 5-year notes (which they replace) and will be issued under, and be entitled to the benefits of, the indenture governing the outstanding 5-year notes, so that both the outstanding 5-year notes and the registered 5-year notes will be treated as a single series of debt securities under the indenture. The registered 10-year notes will evidence the same indebtedness as the outstanding 10-year notes (which they replace) and will be issued under, and be entitled to the benefits of, the indenture governing the outstanding 10-year notes, so that both the outstanding 10-year notes and the registered floating rate notes will be treated as a single series of debt securities under the indenture. For a description of the indenture, see “Description of the Notes.”

      As of the date of this prospectus, $500.0 million aggregate principal amount of floating rate notes, $1.25 billion aggregate principal amount of 5-year notes and $1.25 billion aggregate principal amount of 10-year notes were outstanding and registered in the name of Cede & Co., as nominee for The Depository Trust Company, known as DTC. Only a registered holder of the outstanding notes (or such holder’s legal representative or attorney-in-fact) as reflected on the records of the trustee under the indenture may participate in the exchange offer. We have fixed the close of business on April 12, 2005 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.

      Holders of the outstanding notes do not have any appraisal or dissenters’ rights under the Delaware General Corporation Law or the indenture in connection with the exchange offer. Cox intends to conduct the exchange offer in accordance with the provisions of the registration rights agreements and the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC related to such offers.

      Cox shall be deemed to have accepted validly tendered outstanding notes for exchange when, as and if we have given oral or written notice to that effect to The Bank of New York Trust Company, N.A., which is the exchange agent. The exchange agent will act as agent and attorney-in-fact for the tendering holders of outstanding notes for the purposes of receiving the registered notes from Cox as set forth in the letter of transmittal.

      If any tendered outstanding notes are not accepted for exchange pursuant to the exchange offer for any reason, certificates for any such unaccepted outstanding notes will be returned (except as noted in the letter of transmittal with respect to tenders through DTC), without expense, to the tendering holder as promptly as practicable after the exchange offer’s expiration date.

      Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See “— Fees and Expenses.”

Expiration Date; Extensions; Amendments

      We shall keep the exchange offer open for at least 20 business days, or longer if required by applicable law. The expiration date shall be 5:00 p.m., New York City time, on May 17, 2005, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which we extend the exchange offer.

      If we decide to extend the offer, we will notify the exchange agent of any extension by oral or written notice, will mail an announcement of the extension to the registered holders of the outstanding notes, and issue a press release or other public announcement which shall include disclosure of the approximate number of outstanding notes deposited to date, each prior to 11:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.

      Cox reserves the absolute right, in its sole discretion:

•	to delay accepting any outstanding notes;

•	to extend the exchange offer;

•	if any conditions set forth below under “— Conditions” shall not have been satisfied, to terminate the exchange offer by giving oral or written notice of such delay, extension or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner.

We will give oral or written notice of any delay in acceptance, extension, termination or amendment to the registered holders as promptly as practicable.

Procedures for Tendering

      Only a registered holder of outstanding notes may tender the outstanding notes in the exchange offer. To tender in the exchange offer, a holder of outstanding notes must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or facsimile to the exchange agent, together with all other required documents, at the address set forth below under “— Exchange Agent” for receipt prior to 5:00 p.m., New York City time, on the expiration date. In addition, either:

•	the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal prior to the expiration date;

•	the exchange agent must receive a timely confirmation of a book-entry transfer of the outstanding notes, into the exchange agent’s account at DTC pursuant to the procedure for book-entry transfer described below and an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

Delivery of documents to the book-entry transfer facility in accordance with its procedure does not constitute delivery to the exchange agent.

      DTC has authorized DTC participants that hold outstanding notes on behalf of beneficial owners of the outstanding notes to tender their outstanding notes as if they were holders. To effect a tender of outstanding notes, DTC participants should either:

•	complete and sign the letter of transmittal, or a manually signed facsimile thereof, have the signature guaranteed if required by the instructions, and mail or deliver the letter of transmittal, or the manually signed facsimile, to the exchange agent according to the procedure set forth in “Procedures for Tendering;” or

•	transmit their acceptance to DTC through the DTC automated tender offer program for which the transaction will be eligible and follow the procedure for book-entry transfer set forth in “— Book-Entry Transfer.”

      By executing the letter of transmittal or an agent’s message, each holder will make to Cox the representations set forth above in the fourth paragraph under the heading “— Purpose and Effect of the Exchange Offer” and the last paragraph under the heading “— Procedures for Tendering.”

      The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between that holder and Cox in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal or agent message.

      The method of delivery of certificates for outstanding notes, the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the holder’s election and sole risk and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. As an alternative to mail delivery, holders may wish to consider overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal or outstanding notes should be sent to Cox. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them. Neither Cox nor the exchange agent is under any obligation to notify any tendering holder of Cox’s acceptance of tendered outstanding notes prior to the completion of the exchange offer.

      Any beneficial owner(s) of the outstanding notes whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner’s behalf. If the beneficial owner wishes to tender on its own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering the owner’s outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in the owner’s name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

      Signatures on a letter of transmittal or a notice of withdrawal described below (see “— Withdrawal of Tenders”), as the case may be, must be guaranteed by an eligible institution (as described below) unless the outstanding notes tendered pursuant thereto are tendered, respectively:

•	by a registered holder who has not completed the box titled “Special Registration Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal (each, an eligible institution).

      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed therein, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder’s name appears on the outstanding notes, with the signature guaranteed by an eligible institution. If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Cox, evidence satisfactory to Cox of their authority to so act must be submitted with the letter of transmittal. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may utilize DTC’s Automated Tender Offer Program to tender outstanding notes.

      Cox will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered outstanding notes. This determination will be final and binding. We reserve the absolute right to reject any and all outstanding notes not validly tendered or any outstanding notes our acceptance of which would, in our opinion or in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions of the exchange offer or defects or irregularities in tenders of notes as to any ineligibility of any holder who seeks to tender outstanding notes in the exchange offer. Our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and the instructions in the letter of transmittal) will be final and binding on all parties.

      Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time that we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither Cox, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until those defects or irregularities have been cured or waived. If the exchange agent receives any outstanding notes that are not validly tendered, and as to which the defects or irregularities have not been cured or waived, the exchange agent will return them to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

      While we have no present plan to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any outstanding notes that are not tendered pursuant to the exchange offer, we reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date of the exchange offer or, as set forth below under “— Conditions,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer.

      By tendering, each holder of outstanding notes will represent to Cox in a letter of transmittal that, among other things, (i) if the holder is a resident of the State of California, it falls under the self-executing institutional investor exemption set forth under Section 25102(i) of the Corporate Securities Law of 1968 and Rules 260.102.10 and 260.105.14 of the California Blue Sky Regulations, and (ii) if the holder is a resident of the Commonwealth of Pennsylvania, it falls under the self-executing institutional investor exemption set forth under Sections 203(c), 102(d) and (k) of the Pennsylvania Securities Act of 1972, Section 102.111 of the Pennsylvania Blue Sky Regulations and an interpretive opinion dated November 16, 1985.

Acceptance of Outstanding Notes for Exchange; Delivery of Registered Notes

      For each outstanding note Cox accepts for exchange, the holder will receive a registered note having a principal amount equal to that of the surrendered outstanding note. For purposes of the exchange offer, Cox shall be deemed to have accepted validly tendered outstanding notes for exchange when, as and if Cox has given oral or written notice to that effect to The Bank of New York Trust Company, N.A., as exchange agent.

      In all cases, Cox will issue registered notes for outstanding notes that are accepted for exchange under the exchange offer only after the exchange agent’s timely receipt of

•	certificates for such outstanding notes, or a timely book-entry confirmation of the outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal or agent’s message and all other required documents.

If we do not accept any tendered outstanding notes for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are withdrawn or are submitted for a greater principal amount at maturity than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged outstanding notes will be returned without expense to the tendering holder thereof, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the book-entry transfer procedures described below, such outstanding notes will be credited to an account maintained with DTC, as promptly as practicable.

Book-Entry Transfer

      The Bank of New York Trust Company, N.A., as exchange agent, will establish a new account or use an existing account for the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus, and any financial institution that is a participant in DTC and whose name appears on a security position listing as the owner of outstanding notes may make book-entry tender of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account in accordance with DTC’s procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at DTC, the letter of transmittal or a facsimile thereof, with any required signature guarantees or an agent’s message and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “— Exchange Agent” on or prior to the expiration date or pursuant to the guaranteed delivery procedures described below.

      The term agent’s message means a message transmitted by DTC to, and received by, the exchange agent, forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the DTC participant tendering the outstanding notes, stating:

•	the aggregate principal amount of outstanding notes which have been tendered by such participant;

•	that such participant has received and agrees to be bound by the terms of the letter of transmittal; and

•	that Cox may enforce that agreement against the participant.

Guaranteed Delivery Procedures

      Holders who wish to tender their outstanding notes and:

•	whose outstanding notes are not immediately available; and

•	who cannot deliver their certificates for outstanding notes (or comply with the procedures for book-entry prior to the expiration date), the letter of transmittal or any other required documents to the exchange agent prior to the expiration date;

      may effect a tender if:

(a)	the tender is made by or through an eligible institution;

(b)	prior to the expiration date, the exchange agent receives from a holder and an eligible institution properly completed and duly executed notice of guaranteed delivery substantially in the form provided by Cox (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of the tendered outstanding notes, the principal amount of tendered outstanding notes and stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an agent’s message), together with the tendered outstanding notes and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

(c)	the certificates representing the tendered outstanding notes in proper form for transfer (or a confirmation of book-entry transfer of such outstanding notes into the exchange agent’s account with DTC), together with the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an agent’s message) and all other documents required by the letter of transmittal are received within five New York Stock Exchange trading days after the expiration date.

Upon request to the exchange agent, an additional copy of the notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

      Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tenders at any time prior to 5:00 p.m., New York City time, on May 17, 2005; otherwise such tenders are irrevocable.

      To withdraw a tender of outstanding notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

•	specify the name of the person having deposited the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding notes, or in the case of outstanding notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees or be accompanied by documents of transfer sufficient to have the trustee with respect to the outstanding notes register the transfer of such outstanding notes into the name of the person withdrawing the tender; and

•	specify the name in which to register the outstanding notes, if different from that of the depositor.

      Cox will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, in its sole discretion. This determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no registered notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered. Cox will return to the holder any outstanding notes which have been tendered but which are not accepted for exchange, without expense to the holder, as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.

Conditions

      Notwithstanding any other term of the exchange offer, we shall not be required to accept for exchange, or exchange the registered notes for, any outstanding notes, and may terminate or amend the exchange offer as provided herein before the acceptance of the outstanding notes, if:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our judgment, might impair materially our ability to proceed with the exchange offer, or any material adverse development has occurred in any existing action or proceeding with respect to Cox or any of its subsidiaries;

•	any law, statute, rule, regulation or interpretation by the SEC staff is proposed, adopted or enacted, which, in our judgment, might impair materially our ability to proceed with the exchange offer, or impair materially our contemplated benefits from the exchange offer; or

•	any governmental approval has not been obtained, which approval we shall, in our discretion, deem necessary for the consummation of the exchange offer as contemplated hereby.

      If we determine in our sole discretion that any of these conditions are not satisfied, we may:

•	refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders;

•	extend the exchange offer and retain all outstanding notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such outstanding notes (see “— Withdrawal of Tenders”); or

•	waive the unsatisfied conditions with respect to the exchange offer and accept all validly tendered outstanding notes that have not been withdrawn.

We shall keep the exchange offer open for at least 20 business days, or longer if applicable law so requires, including, in connection with any material modification or waiver of the terms or conditions of the exchange offer that requires such extension under applicable law, after the date we mail notice of the exchange offer to outstanding note holders.

Termination of Certain Rights

      All rights under the registration rights agreements, including registration rights, of holders of the outstanding notes eligible to participate in the exchange offer will terminate upon consummation of the exchange offer except with respect to Cox’s continuing obligations to:

•	indemnify the holders, including any broker-dealers, and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act;

•	provide, upon the request of any holder of a transfer-restricted outstanding note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of the outstanding notes pursuant to Rule 144A;

•	to use its commercially reasonable efforts to keep the registration statement effective to the extent necessary to ensure that it is available for resales of transfer-restricted outstanding notes by broker-dealers for a period of up to 180 days from the effective date of the exchange offer registration statement; and

•	provide copies of the latest version of the prospectus to broker-dealers upon their request for a period of up to 180 days after the effective date of the exchange offer registration statement, or for such shorter period as all broker-dealers who exchange outstanding notes which were acquired as a result of market-making activities for registered notes have sold all registered notes held by them.

Exchange Agent

      The Bank of New York Trust Company, N.A. has been appointed as exchange agent for this exchange offer. Letters of transmittal, notices of guaranteed delivery, questions, requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for additional copies of the notice of guaranteed delivery should be directed to the exchange agent, addressed as follows:

By Hand or Overnight Delivery: The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street — Lobby Window New York, New York 10286 Attention: Randolph Holder	Facsimile Transmissions: (Eligible Institutions Only) (212) 298-1915 To Confirm by Telephone or for Information Call: (212) 815-5098	By Registered or Certified Mail: The Bank of New York Corporate Trust Operations Reorganization Unit 101 Barclay Street — 7 East New York, New York 10286 Attention: Randolph Holder

      Delivery to an address other than as set forth above or transmission via a facsimile number other than the one listed above will not constitute a valid delivery.

Fees and Expenses

      Cox will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, facsimile, telephone or in person by officers and regular employees of Cox and its affiliates or its agents.

      Cox has not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. Cox, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

      Cox will pay the cash expenses incurred in connection with the exchange offer. These expenses include registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others.

      Cox will pay all transfer taxes, if any, applicable to the exchange of outstanding notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	registered notes are to be delivered to, or issued in the name of, any person other than the registered holder of the outstanding notes;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

      We will record the registered notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. The exchange offer expenses will be expensed over the term of the registered notes.

Consequence of Failure to Exchange

      Participation in the exchange offer is voluntary. Holders of the outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

      The outstanding notes that are not exchanged for the registered notes pursuant to the exchange offer will remain restricted securities. Accordingly, those outstanding notes may be offered, resold, pledged or otherwise transferred only:

•	so long as the outstanding notes are eligible for resale under Rule 144A, to a person who the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A under the Securities Act;

•	outside the United States to a foreign person in a transaction meeting the requirements of Regulation S under the Securities Act;

•	to Cox, upon redemption thereof or otherwise; or

•	pursuant to an effective registration statement under the Securities Act.

Any resale of outstanding notes must comply with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

DESCRIPTION OF THE NOTES

      The floating rate notes, the 5-year notes and the 10-year notes each were issued as a separate series of debt securities under an indenture, dated as of June 27, 1995, between us and The Bank of New York, as supplemented by the Seventh Supplemental Indenture, dated as of December 15, 2004, between us and the Bank of New York Trust Company, N.A., as trustee (the trustee). A copy of the indenture is available as set forth under “Where You Can Find More Information.” The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the indenture or the seventh supplemental indenture, including the definitions therein of certain terms. Because the following is only a summary, it does not contain all information that you may find useful. For further information, you should read the indenture and the seventh supplemental indenture.

General

      The floating rate notes were initially limited to $500.0 million aggregate principal amount and will mature on December 14, 2007. The 5-year notes were initially limited to $1.25 billion aggregate principal amount and will mature on January 15, 2010. The 10-year notes were initially limited to $1.25 billion aggregate principal amount and will mature on December 15, 2014. Cox may reopen any series of notes and issue additional notes of that series having the same terms as the original series (except for the issue price and issue date) without consent from the holders of the notes. The notes will be issued in registered form only in denominations of $1,000 and integral multiples of $1,000.

      The notes are unsecured and will rank equally with all of Cox’s other unsecured senior indebtedness from time to time outstanding. The notes are not convertible into or exchangeable for Cox’s common or preferred stock, are not entitled to the benefit of any sinking fund and are not listed on any securities exchange.

      Cox conducts most of its operations through its subsidiaries, which generate most of its operating income and cash flow. Claims of creditors of these subsidiaries, including trade creditors and secured creditors, generally will have priority with respect to the assets and earnings of these subsidiaries over the claims of Cox’s creditors, including the holders of the notes. As of March 31, 2005, Cox’s subsidiaries had $931.6 million of liabilities outstanding.

      Except as described below, the notes are not redeemable prior to maturity.

Payments on the Notes

General

      If any interest payment date, maturity date or redemption date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, and interest will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for such period from and after that interest payment date, maturity date or redemption date, as the case may be, to the date of that payment on the next succeeding business day. The term business day means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in The City of New York are authorized or required by law, regulation or executive order to close.

      Cox will pay interest on the notes until the principal of each note is paid, in each case, to the person in whose name such note is registered at the close of business on the related record date immediately preceding the interest payment date. Cox will pay the principal of, and premium, if any, on each note on any redemption date or the maturity date therefor in immediately available funds upon presentation and surrender of the notes at the office or agency Cox maintains for this purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the trustee located at 101 Barclay Street, New York, New York 10286. Notwithstanding anything to the contrary in this prospectus, so long as the notes are in book-entry form, Cox will make payments of principal, premium, if any, and interest through the trustee to The Depository Trust Company.

Floating Rate Notes

      The floating rate notes bear interest at a variable rate. The interest rate for the floating rate notes for a particular interest period will be a per annum rate equal to three month LIBOR, as determined on the interest determination date, plus 0.55%, except that the interest rate in effect for the initial interest period from December 15, 2004 to the first interest reset date, March 10, 2005, is 3.04% per annum. The interest rate will be reset on each interest reset date until the principal on the floating rate notes is paid on December 14, 2007 or the principal is made available for payment, which we refer to as the floating rate principal payment date. Promptly upon determination, the calculation agent will inform Cox of the interest rate for the next interest period. All payments of interest on the floating rate notes will be made to the persons in whose names the floating rate notes are registered at the close of business on the March 1, June 1, September 1 and December 1, as the case may be, immediately preceding the applicable interest payment date, whether or not a business day. Interest on the floating rate notes will be calculated on the basis of the actual number of days in an interest period and a 360-day year.

      LIBOR, with respect to an interest reset date, other than for the initial interest rate for the initial interest period, will be the offered rate for deposits in U.S. dollars for the three month period which appears on Telerate Page 3750, or any page as may replace that page on the specified service, at approximately 11:00 a.m., London time, on the interest determination date prior to the applicable interest reset date. If this rate does not appear on the Telerate Page 3750, or any page as may replace that page on the specified service, the calculation agent will determine the rate on the basis of the rates at which deposits in U.S. dollars are offered by four major banks in the London interbank market (selected by the calculation agent after consulting with us) at approximately 11:00 a.m., London time, on the interest determination date prior to the applicable interest reset date to prime banks in the London interbank market for a period of three months commencing on that interest reset date and in principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time. In such case, the calculation agent will request the principal London office of each of the aforesaid major banks to provide a quotation of such rate. If at least two such quotations are provided, LIBOR for that interest reset date will be the arithmetic average of the quotations. If fewer than two quotations are provided as requested, LIBOR for that interest reset date will be the arithmetic average of the rates quoted by three major banks in New York, New York (selected by the calculation agent after consulting with us) at approximately 11:00 a.m., New York time, on the interest determination date prior to the applicable interest reset date for loans in U.S. dollars to leading banks for a period of three months commencing on that interest reset date and in a principal amount equal to an amount not less than $1,000,000 that is representative for a single transaction in such market at such time; provided that if fewer than three quotations are provided as requested, for the period until the next interest reset date, LIBOR will be the same as the rate determined on the immediately preceding interest reset date.

      A London banking day is any day in which dealings in U.S. dollar deposits are transacted in the London interbank market.

      Telerate Page 3750 means the display page so designated on the Telerate Service for the purpose of displaying London interbank offered rates of major banks (or any successor page).

      The interest determination date means the day that is two London banking days prior to the applicable interest reset date.

      The interest payment date for the floating rate notes is each of March 14, June 14, September 14 and December 14, beginning March 14, 2005.

      An interest period, in respect of the floating rate notes, means the period commencing on an interest payment date to but excluding the next following interest payment date and, in the case of the last such interest period, from and including the interest reset date immediately preceding December 14, 2007 or floating rate principal payment date, as the case may be, to but not including December 14, 2007 or the floating rate principal payment date, as the case may be; the initial interest period shall commence on December 15, 2004 and end on March 13, 2005.

      The interest reset date is the first day of the applicable interest period.

      If any interest reset date and interest payment date with respect the floating rate notes would otherwise be a day that is not a business day, such interest reset date and interest payment date shall be the next succeeding business day and interest shall accrue for the period up to but not including such interest reset date and interest payment date on the next succeeding business day. If the floating rate maturity date or the floating rate principal payment date is not a business day, then the principal amount of the floating rate notes plus accrued and unpaid interest thereon shall be paid on the next succeeding business day and no interest shall accrue from the floating rate maturity date, the floating rate principal payment date or any day thereafter.

      The calculation agent will, upon the request of the holder of any floating rate note, provide the interest rate then in effect. The calculation agent is The Bank of New York Trust Company, N.A. until such time as we appoint a successor calculation agent. All calculations made by the calculation agent in the absence of willful misconduct, bad faith or manifest error shall be conclusive for all purposes and binding on us and the holders of the floating rate notes. We may appoint a successor calculation agent at any time at our discretion and without notice.

      All percentages resulting from calculation of the interest rate with respect to the floating rate notes will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionth of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655) and 9.876544% (or .09876544) would be rounded to 9.87654% (or .0987654)), and all dollar amounts in or resulting from any such calculation will be rounded to the nearest cent (with one-half cent being rounded upward).

5-Year Notes

      The 5-year notes bear interest at the rate per year stated on the cover page of this prospectus from December 15, 2004 or from the most recent interest payment date to which interest has been paid or duly provided for, payable semiannually on January 15 and July 15 of each year, beginning on July 15, 2005, to the persons in whose names such notes are registered at the close of business on the immediately preceding January 1 or July 1, as the case may be, whether or not a business day. Interest payable on any interest payment date will be the amount accrued from and including the date of original issuance or from the most recent interest payment date on which interest has been paid to but excluding the applicable interest payment date. Interest on the 5-year notes will be computed on the basis of a 360-day year of twelve 30-day months.

10-Year Notes

      The 10-year notes bear interest at the rate per year stated on the cover page of this prospectus from December 15, 2004 or from the most recent interest payment date to which interest has been paid or duly provided for, payable semiannually on June 15 and December 15 of each year, beginning on June 15, 2005, to the persons in whose names such notes are registered at the close of business on the immediately preceding June 1 or December 1, as the case may be, whether or not a business day. Interest payable on any interest payment date will be the amount accrued from and including the date of original issuance or from the most recent interest payment date on which interest has been paid to but excluding the applicable interest payment date. Interest on the 10-year notes will be computed on the basis of a 360-day year of twelve 30-day months.

Optional Redemption

      The floating rate notes are not redeemable prior to maturity.

      Cox has the right to redeem the 5-year notes or the 10-year notes at any time, in whole or in part, on at least 30 but not more than 60 calendar days notice by mail. Cox will pay a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed, and

•	the sum, as determined by the Quotation Agent, of the present values of the principal amount and the remaining scheduled payments of interest on such notes to be redeemed (exclusive of interest accrued to the date of redemption), in each case, discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points in the case of the 5-year notes and 20 basis points in the case of the 10-year notes, plus, in either case, accrued and unpaid interest thereon to the date of redemption.

      If money sufficient to pay the redemption price of and accrued and unpaid interest on all of the fixed-rate notes of a particular series to be redeemed on the redemption date is deposited with the trustee or a paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such date, interest will cease to accrue on the fixed-rate notes called for redemption.

      Comparable Treasury Issue means, with respect to the fixed-rate notes subject to redemption, the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining life of the fixed-rate notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity with the remaining life of the fixed-rate notes to be redeemed.

      Comparable Treasury Price means, with respect to any redemption date, the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or, if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

      Quotation Agent means the Reference Treasury Dealer appointed by Cox.

      Reference Treasury Dealer means, with respect to the fixed-rate notes subject to redemption, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Lehman Brothers Inc., and Banc of America Securities LLC and their respective successors, and at least one other primary United States Government securities dealer in New York City selected by Wachovia Capital Markets, LLC and two other primary United States Government securities dealers selected by Cox.

      Reference Treasury Dealer Quotations means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

      Treasury Rate means, with respect to any redemption date applicable to the fixed-rate notes, the rate per annum equal to the semiannual or equivalent yield to maturity or interpolated (on a day-count basis) of the Comparable Treasury Issue, calculated on the third business day preceding such redemption date using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Same-Day Settlement and Payment

      Cox will make all payments due on the notes in immediately available funds so long as the notes are in book-entry form.

      The notes trade in DTC’s Same-Day Funds Settlement System until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes, therefore, is required by DTC to settle in immediately available funds.

Certain Covenants

      The indenture contains covenants, including, among others, the following:

      Limitation on liens. Cox will not, and will not permit any restricted subsidiary to, create, incur or assume any lien, other than permitted liens, on restricted property incurred to secure the payment of Indebtedness of Cox or any restricted subsidiary, if, immediately after the creation, incurrence or assumption of such lien, the aggregate outstanding principal amount of all Indebtedness of Cox and its restricted subsidiaries that is secured by liens, other than permitted liens, on restricted property would exceed the greater of:

•	$200 million; or

•	15% of the aggregate outstanding principal amount of all Indebtedness of Cox and its restricted subsidiaries, whether or not so secured,

unless effective provision is made such that, at Cox’s determination, the notes together with any other Indebtedness of equal ranking, whether then existing or later created, are secured equally and ratably with, or prior to, such Indebtedness, but only for as long as such Indebtedness is so secured.

      Limitation on Indebtedness of restricted subsidiaries. Cox will not permit any restricted subsidiary to incur or assume any Indebtedness if, immediately after the incurrence or assumption of such Indebtedness, the aggregate outstanding principal amount of all Indebtedness of the restricted subsidiaries would exceed the greater of:

•	$200 million; or

•	15% of the aggregate outstanding principal amount of all Indebtedness of Cox and its restricted subsidiaries;

provided that, in any event, a restricted subsidiary may incur Indebtedness to extend, renew or replace its own Indebtedness to the extent that the principal amount of the Indebtedness so incurred does not exceed the principal amount of the Indebtedness immediately prior to such extension, renewal or replacement plus any premium, accrued and unpaid interest or capitalized interest payable on the previous amount.

      Designation of subsidiaries. Cox may designate a restricted subsidiary as an unrestricted subsidiary or designate an unrestricted subsidiary as a restricted subsidiary at any time, provided that:

•	immediately after giving effect to such designation, the restricted group’s leverage ratio is not greater than 7:1 and Cox and its restricted subsidiaries are in compliance with the “Limitation on liens” and “Limitation on Indebtedness of restricted subsidiaries” covenants; and

•	Cox delivers an officers’ certificate with respect to such designation, to the trustee, within 75 days after the end of Cox’s fiscal quarter in which it made such designation, or, in the case of a designation made during the last fiscal quarter of Cox’s fiscal year, within 120 days after the end of such fiscal year. The officers’ certificate shall state the effective date of such designation.

      Mergers or sales of assets. The indenture provides that Cox may not merge with or into or consolidate with another entity or convey, transfer or lease all or substantially all of its assets to another entity unless:

•	either (1) Cox is the surviving corporation or (2) the resulting, surviving or transferee entity is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and expressly assumes all of Cox’s obligations under the notes and the indenture; and

•	immediately after giving effect to such transaction, no event of default has occurred.

      Other than as described above, the indenture does not contain any provisions that would limit the ability of Cox or its subsidiaries to incur indebtedness or that would afford holders of notes protection in the event of a sudden and significant decline in Cox’s credit quality or a takeover, recapitalization or highly-leveraged or similar transaction involving Cox. Accordingly, Cox could in the future enter into transactions that could increase the amount of its indebtedness outstanding at that time or otherwise affect its capital structure or credit rating.

Definitions

      Indebtedness means, without duplication, with respect to any entity:

•	any indebtedness of such entity for borrowed money or indebtedness of such entity evidenced by a note, debenture or similar instrument, including a purchase money obligation, which was given in connection with the acquisition of any property or assets, including securities;

•	any guarantee by such entity of any indebtedness of others as described in the preceding clause; and

•	any amendment, extension, renewal or refunding of any such indebtedness or guarantee.

      The term Indebtedness excludes:

•	any indebtedness of Cox or of any of its restricted subsidiaries to Cox or another restricted subsidiary;

•	any guarantee by Cox or any restricted subsidiary of indebtedness of Cox or another restricted subsidiary;

•	trade accounts payable; and

•	letters of credit, performance bonds and similar obligations issued in favor of governmental or franchising authorities as a term of a cable television franchise or other governmental franchise, license, permit or authorization held by such entity or any of its subsidiaries.

      Leverage ratio with respect to the restricted group means, as of the date of and after giving effect to any designation of an unrestricted subsidiary as a restricted subsidiary, or any designation of a restricted subsidiary as an unrestricted subsidiary, in each case in accordance with the “Designation of subsidiaries” covenant, the ratio of:

•	the aggregate outstanding principal amount of all Indebtedness of the restricted group as of such date;

      to

•	the product of four times the restricted group cash flow for the most recent full fiscal quarter for which financial information is available on such date.

Permitted liens means:

      1. Any lien which arises out of a judgment or award against Cox or any restricted subsidiary, with respect to which Cox or such restricted subsidiary, at the time, shall be prosecuting an appeal or proceeding for review, or with respect to which the period within which such appeal or proceeding for review may be initiated shall not have expired, and with respect to which:

•	Cox or such restricted subsidiary shall have secured a stay of execution pending such appeal or proceeding for review; or

•	Cox or such restricted subsidiary shall have posted a bond or established adequate reserves, in accordance with generally accepted accounting principles, for the payment of such judgment or award;

      2. Any lien upon any real or personal property or interest in such property belonging to Cox or a restricted subsidiary and existing at the time the property or interest was acquired, or securing payment of Indebtedness which Cox or the restricted subsidiary incurred to finance some or all of the purchase price of, or cost of construction of or improvements on, any such property or interest therein; provided that:

•	the outstanding principal amount of the Indebtedness secured by such lien does not at any time exceed 100% of the greater of the purchase price for or the fair value of such real or personal property or interest;

•	such lien does not encumber or constitute a charge against any other restricted property owned by the restricted group, except that in the case of construction or improvement, the lien may extend to unimproved real property on which the property so constructed or the improvement is located; and

•	the indebtedness secured by such lien would be permitted to be incurred under the covenant described under “— Certain Covenants — Limitation on Indebtedness of restricted subsidiaries”; and

      3. Any lien representing the extension, renewal or replacement, or successive extensions, renewals or replacements, of liens referred to in paragraph (2) above; provided that the principal of the Indebtedness thus secured does not exceed

•	the principal of the Indebtedness secured immediately prior to such extension, renewal or replacement,

      plus

•	any accrued and unpaid interest or capitalized interest payable;

      and such extension, renewal or replacement shall be limited to:

•	all or a part of the property or interest subject to the lien so extended, renewed or replaced,

      plus

•	improvements and construction on such property.

      The outstanding principal amount of Indebtedness secured by a lien permitted by paragraph (2) or (3) above or, if less, the fair value of the property or interest thus secured, shall be included in the calculation of the aggregate outstanding principal amount of Indebtedness secured by liens on restricted property, for purposes of determining whether a lien, other than a permitted lien, may be incurred in compliance with the covenant described under “— Certain Covenants — Limitation on liens.”

      Principal property means, as of any date of determination, any property or assets which any restricted subsidiary owns other than:

•	property which, in the good faith opinion of Cox’s board of directors, is not of material importance to the business conducted by Cox and its restricted subsidiaries taken as a whole; and

•	any shares of any class of stock or any other security of any unrestricted subsidiary.

      Restricted group means, as of any date of determination, Cox and the restricted subsidiaries as of such date and after giving effect to any designation being made on such date in accordance with the “Designation of subsidiaries” covenant.

      Restricted group cash flow for any period means the restricted group’s net income for such period,

      plus

the sum, without duplication, of the aggregate of each of the following items of Cox and the restricted subsidiaries for such period, to the extent taken into account as charges to restricted group net income for such period:

•	interest expense;

•	income tax expense;

•	depreciation and amortization expense and other noncash charges;

•	extraordinary items; and

•	after-tax losses on sales of assets outside of the ordinary course of business, which otherwise are not included in extraordinary items in accordance with generally accepted accounting principles;

      minus

the sum, without duplication, of the aggregate of each of the following items of Cox and the restricted subsidiaries for such period, to the extent taken into account as credits to restricted group net income for such period:

•	noncash credits;

•	extraordinary items; and

•	after-tax gains on sales of assets outside of the ordinary course of business, which otherwise are not included in extraordinary items in accordance with generally accepted accounting principles.

      For purposes of this definition:

•	Restricted group net income for any period means the aggregate of the net income or loss of Cox and its restricted subsidiaries for such period, determined on a consolidated basis in accordance with generally accepted accounting principles; provided that the net income or loss of any entity accounted for by the equity method of accounting, and the net income or loss of any unrestricted subsidiary, shall be excluded. However, the net income of any such entity or unrestricted subsidiary shall be included to the extent of the amount of dividends or distributions such entity or unrestricted subsidiary pays to Cox or a restricted subsidiary during such period; and

•	if Cox or any restricted subsidiary consummated any acquisition or disposition of assets during the period for which restricted group cash flow is being calculated, or consummated any acquisition or disposition of assets subsequent to such period and on or prior to the date as of which the leverage ratio is to be determined, then, in each such case, the restricted group cash flow for such period shall be calculated on a pro forma basis, instead of as a pooling of interests, if applicable, as if such acquisition or disposition had occurred at the beginning of such period.

      Restricted property means, as of any date of determination, any principal property and any shares of stock of a restricted subsidiary which Cox or a restricted subsidiary owns.

Events of Default

      An event of default with respect to the notes is defined in the indenture as:

1. a default in the payment of interest when due on the notes which continues for 30 days;

2. a default in the payment of principal on the notes when due, whether at its stated maturity, upon redemption, upon required repurchase, by declaration or otherwise;

3. Cox’s failure to comply with its obligations under “— Certain Covenants — Mergers or sales of assets” above;

4. Cox’s failure to comply, within 60 days after notice provided in accordance with the terms of the indenture, with any of its other covenants or agreements contained in the indenture with respect to the notes, including its obligations under the covenants described above under “— Certain Covenants — Limitation on liens,” “— Limitation on Indebtedness of restricted subsidiaries” or “— Designation of subsidiaries,” provided that this provision does not apply to defaults in covenants for which the indenture specifically provides otherwise;

5. Indebtedness of Cox or any restricted subsidiary is not paid within any applicable grace period after final maturity or is accelerated by its holders because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds 5% of the aggregate outstanding principal amount of all Indebtedness of Cox and the restricted subsidiaries; or

6. certain events of bankruptcy, insolvency or reorganization of Cox or a restricted subsidiary.

      If an event of default occurs and is continuing with respect to any series of the notes, the trustee or the holders of at least 25% in principal amount of the notes of a particular series may declare the principal of and accrued but unpaid interest on such notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. Under some circumstances, the holders of a majority in principal amount of the notes of a particular series may rescind any acceleration and its consequences with respect to the notes of that series.

      Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of the notes of a particular series may pursue any remedy with respect to the indenture or the notes of that series unless:

•	that holder has previously given the trustee notice that an event of default is continuing;

•	holders of at least 25% in principal amount of the outstanding notes of a particular series have requested the trustee to pursue the remedy;

•	those holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

•	the trustee has not complied with such request within 60 days of receiving it with an offer of security or indemnity; and

•	the holders of a majority in principal amount of the outstanding notes of that particular series have not given the trustee a direction inconsistent with such request within such 60-day period.

      Subject to some restrictions, the holders of a majority in principal amount of the outstanding notes of a particular series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of notes of the same series, or that would involve the trustee in personal liability.

      The indenture provides that if a default occurs and is continuing with respect to the notes of a particular series and is known to the trustee, the trustee must mail notice of the default within 90 days after it occurs to each holder of the notes of that series. Except in the case of a default in the payment of principal of, or premium, if any, or interest on any note, the trustee may withhold notice if and so long as a committee of its directors or trust officers determines that withholding notice is in the interests of the holders of the notes of that series. In addition, Cox must deliver to the trustee, within 120 days after the end of each fiscal year, an officers’ certificate indicating whether the signers thereof know of any default that occurred during the previous year. Cox also is required to deliver to the trustee, within 30 days after its occurrence, written notice of any events which would constitute certain defaults, their status and what action Cox is taking or proposes to take.

      Prior to the acceleration of the maturity of the notes of a particular series, the holders of a majority in aggregate principal amount of the outstanding notes of that series may on behalf of all the notes of that series and any related coupons of that series waive any past default or event of default, except:

•	a default in the payment of the principal of, and premium, if any, or interest on, any of the notes of that series or in the payment of any related coupon; and

•	a default that cannot be waived without the consent of each holder affected.

      A waiver will serve to end such default, to cure any event of default, and to restore Cox, the trustee and holders of the notes to their former positions and rights. No such waiver will extend to any subsequent or other default.

Modification and Waiver

      Subject to specific exceptions, the indenture may be amended with respect to the notes with the consent of the holders of a majority in principal amount at maturity then outstanding of the notes of a particular series, including consents obtained in connection with a tender offer or exchange for the notes. Any past default or compliance with any provisions also may be waived with the consent of the holders of a majority in principal amount then outstanding of the notes of a particular series. However, without the consent of each holder of an outstanding note of a particular series, no amendment may, among other things:

•	reduce the principal amount with respect to any note, or extend the stated maturity of any note or alter the manner or rate of accrual of cash interest;

•	reduce the percentage in principal amount of the outstanding notes of a particular series, the consent of whose holders is required in order to take certain actions;

•	make any note payable in money or securities other than that stated in the note;

•	make any change that adversely affects such holder’s right to require us to purchase a note;

•	modify any provisions of the indenture relating to the waiver of past defaults or covenants, except as otherwise specified;

•	release any security that may have been granted in respect of the notes; or

•	impair the right to institute suit for the enforcement of any payment with respect to the notes.

      Without the consent of any of the holders of the notes of a particular series, Cox and the trustee may amend the indenture:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption by a successor entity of Cox’s obligations under the indenture;

•	to provide for uncertificated notes in addition to or in place of certificated notes;

•	to add guarantees with respect to the notes;

•	to secure the notes;

•	to add to the covenants for the benefit of holders of all notes and to make a default of that additional covenant and event of default under the indenture of the notes;

•	to surrender any right or power conferred upon Cox;

•	to convey, transfer, assign, mortgage or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under the indenture as shall not adversely affect the interests of any holders of notes;

•	to make any change that does not adversely affect the rights of any holder of notes;

•	to provide for a successor or separate trustee with respect to the notes; or

•	to comply with any SEC requirement in connection with the qualification of the indenture under the Trust Indenture Act of 1939.

      The indenture does not require the holders of notes to give consent approving of the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

      After an amendment under the indenture becomes effective, Cox is required to mail to holders of the notes a notice briefly describing such amendment. However, Cox’s failure to give such notice to all holders of the notes, or any defect in such notice, will not impair or affect the validity of the amendment.

Defeasance

      Cox at any time may terminate all its obligations with respect to the notes, and under the indenture, with respect to the legal defeasance of such notes, except for specific obligations including:

•	those respecting the defeasance trust;

•	to register the transfer or exchange of the notes;

•	to replace mutilated, destroyed, lost or stolen notes; and

•	to maintain a registrar and paying agent in respect of the notes.

      Cox at any time may terminate its obligations with respect to the notes under the covenants described under “— Certain Covenants,” other than the covenants described under “— Mergers or sales of assets,” and any other restrictive covenants relating to the notes, as well as the operation of the cross-acceleration provision and the bankruptcy provisions described under “— Events of Default” above.

      Cox may exercise its legal defeasance option notwithstanding its prior exercise of the covenant defeasance option. If Cox exercises its legal defeasance option with respect to the notes, payment of the notes may not be accelerated because of an event of default with respect thereto. If Cox exercises its covenant defeasance option with respect to the notes, payment of the notes may not be accelerated because of an event of default as specified in the fourth, fifth or sixth bullet point under “— Events of Default” above, with respect to restricted subsidiaries only, except to the extent that any of the agreements or covenants referenced in such paragraphs remain applicable.

      In order to exercise either defeasance option with respect to the notes, Cox must deposit irrevocably in trust, with the trustee, money or U.S. Government obligations, which trust will be known as the defeasance trust. Through the payment of interest and principal on the notes in accordance with their terms the defeasance trust will provide money in an amount sufficient to pay all the principal of, premium, if any, on, and interest on the notes, to redemption or maturity, as the case may be. Cox also must comply with other specified conditions, including delivery to the trustee of an opinion of counsel to the effect that:

•	holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit and defeasance;

•	holders of the notes will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

•	in the case of legal defeasance only, that opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law; and

•	the creation of the defeasance trust will not violate the Investment Company Act of 1940, as amended.

      In addition, Cox must deliver to the trustee an officers’ certificate stating that Cox did not make such deposit with the intent of preferring the holders of the notes over other of Cox’s creditors, or with the intent of defeating, hindering, delaying or defrauding its creditors or the creditors of others.

Book-Entry; Delivery and Form; Global Note

      Registered notes will be represented by one or more permanent global notes in fully-registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

      Investors may hold their interests in a global note directly through Euroclear Bank S.A./N.V., as operator of the Euroclear System (Euroclear) and Clearstream Banking, société anonyme (Clearstream), if they are participants in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream will hold interests in a global note on behalf of their participants through their respective depositaries, which in turn will hold such interests in the global note in customers’ securities accounts in the depositaries’ names on the books of DTC.

      DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC, or participants, and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

      Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

      So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive definitive notes and will not be considered to be the owners or holders of any notes under the global note. We understand that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture and, if applicable, those of Euroclear and Clearstream. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of a physical certificate of that interest.

      All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

      We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount at maturity of the global note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts of customers registered in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

      Unless and until it is exchanged in whole or in part for definitive notes in definitive form, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

      Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a definitive note for any reason, including to sell notes to persons in jurisdictions that require such delivery of such notes or to pledge such notes, such holder must transfer its interest in the relevant global note in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

      Cross-market transfers between DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected by DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

      Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in the global note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream, as the case may be) immediately following the DTC settlement date, and such credit of any transaction’s interests in the global note settled during such processing day will be reported to the relevant Euroclear or Clearstream participant on such day. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

      We expect that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC will exchange each global note for definitive notes, which it will distribute to its participants.

      Although we expect that DTC, Euroclear and Clearstream will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, Euroclear and Clearstream, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance or nonperformance by DTC, Euroclear or Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

      If DTC is at any time unwilling to continue as a depositary for any global note and a successor depositary is not appointed by us within 90 days or if an event of default has occurred and an investor requests a definitive note, we will issue definitive notes in exchange for the global note that will be subject to certain restrictions on registration of transfers.

      We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates representing the notes will be printed and delivered.

      The information in this section concerning DTC, Clearstream, Euroclear and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take responsibility for its accuracy.

Governing Law

      The indenture and the notes are governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

      The following is a summary of the material United States federal income, estate and gift tax consequences of the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. This summary is based upon the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive or prospective. No rulings have been sought or are expected to be sought from the Internal Revenue Service with respect to any of the tax consequences discussed below, and no assurance can be given that the Internal Revenue Service will not take contrary positions. Unless otherwise specifically noted, this summary applies only to those persons that purchase the notes for cash and hold them as capital assets within the meaning of Section 1221 of the Internal Revenue Code.

      This summary is for general information only and does not address the tax consequences to taxpayers who are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, S corporations, partnerships and other pass-through entities, regulated investment companies, real estate investment trusts, broker-dealers, taxpayers subject to the alternative minimum tax, holders whose functional currency is not the U.S. dollar and persons that will hold the notes as part of a position in a straddle or as part of a constructive sale or a hedging, conversion or other integrated transaction, nor does this summary address aspects of United States federal taxation that might be relevant to a prospective investor based upon such investor’s particular tax situation. This summary does not address any tax consequences arising under any state, municipal, foreign or other non-U.S. taxing jurisdiction. Cox urges you to consult your own tax advisor regarding the United States federal tax consequences of purchasing, owning and disposing of the notes, including your status as a U.S. Holder or a Non-U.S. Holder (as defined below), as well as any tax consequences that may arise under the laws of any state, municipal, foreign or other non-U.S. taxing jurisdiction and the possible effects of changes in United States federal or other tax laws.

      A U.S. Holder means a beneficial owner of a note that, for United States federal income tax purposes, is:

(i)	a citizen or individual resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

(ii)	a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

(iii)	an estate, the income of which is subject to United States federal income tax without regard to its source; or

(iv)	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

      Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as U.S. trusts prior to such date, may elect to be treated as U.S. Holders. A Non-U.S. Holder means a beneficial owner of a note that is not a U.S. Holder, a U.S. domestic partnership or any other entity treated as a U.S. domestic partnership for U.S. federal income tax purposes.

      If a partnership holds a note, the tax treatment of each of its partners generally will depend upon the status of such partner and the activities of the partnership. Partners of partnerships holding notes should consult their own tax advisors regarding the United States federal tax consequences of purchasing, owning and disposing of the notes.

Exchange of the Outstanding Notes for the Registered Notes

      The exchange of the outstanding notes for the registered notes in accordance with the exchange offer will not be a taxable event to U.S. Holders because the registered notes will not be considered to differ materially in kind or extent from the outstanding notes. Rather, the registered notes received by a U.S. Holder will be treated as a continuation of the outstanding notes in the hands of such U.S. Holder. Consequently, U.S. Holders will not recognize any taxable gain or loss or any interest income as a result of such an exchange, the holding period of the registered notes will include the holding period of the outstanding notes, and the tax basis of the registered notes will equal the tax basis of the outstanding notes immediately before the exchange.

U.S. Holders

      Stated Interest. Payments of stated interest on the 5-year notes and the 10-year notes will generally be taxable to a U.S. Holder as ordinary interest income at the time such payments are received or accrued, in accordance with such holder’s regular method of tax accounting.

      Because (i) the floating rate notes provide for stated interest at a single qualified floating rate throughout the period prior to their maturity (thereby qualifying the floating rate notes as a variable rate debt instruments), and (ii) the interest on the floating rate notes during such period is unconditionally payable at least annually in cash or property (other than debt instruments of Cox), payments of stated interest on the floating rate notes will generally be taxable to a U.S. Holder as ordinary interest income at the time such payments are received or accrued, in accordance with such holder’s regular method of tax accounting. A qualified floating rate is any floating rate the variations in which reasonably can be expected to measure contemporaneous variations in the cost of newly-borrowed funds in the currency in which the floating rate notes is denominated (such as LIBOR).

      Cox does not intend to treat the possibility of:

(i)	an optional redemption of the notes, as described under “Description of the Notes — Optional Redemption”; or

(ii)	additional interest being paid by Cox as a result of its failure to cause the notes to be registered under the Securities Act, as described under “The Exchange Offer — Purpose and Effect of the Exchange Offer,”

as resulting in original issue discount with respect to the notes, or recognition of ordinary income upon the redemption, sale or exchange of a note, in excess of any amounts treated as accrued but unpaid interest or accrued market discount. Cox urges you to consult your own tax advisor concerning the consequences to you if such an event were to occur.

      Amortizable Bond Premium. A U.S. Holder that purchases a note for an amount in excess of its principal amount (excluding any amount attributable to the Accrued Interest described below) will be considered to have purchased such note at a premium equal to the amount of such excess and may elect to amortize such premium, using a constant yield method, over the remaining term of such note, or, if a smaller amortization allowance would result, by computing such allowance with reference to the amount payable on an earlier call date and amortizing such allowance over the shorter period to such call date. The amount amortized in any year will be treated as a reduction of the U.S. Holder’s interest income from such note. A U.S. Holder that elects to amortize such premium must reduce such U.S. Holder’s tax basis in the note by the amount of the premium amortized during such U.S. Holder’s holding period. Bond premium on a note held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of such note. The election to amortize bond premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. The rules governing amortizable bond premium are complicated, and we urge you to consult your own tax advisor regarding the application of these rules to your situation, including the impact of our right to redeem the notes on the amortization of the bond premium.

      Market Discount. If a U.S. Holder purchases a note, subsequent to its original issuance, for an amount that is less than its principal amount, the amount of the difference generally will be treated as market discount, unless such difference is less than a specified de minimis amount. The U.S. Holder will be required to treat any partial principal payment on, or any gain recognized on the sale, exchange, redemption, retirement or other disposition (including a gift) of, such note as ordinary income to the extent of any accrued market discount that has not previously been included in income and that is treated as having accrued on such note at the time of such payment or disposition. If a U.S. Holder disposes of such note in a nontaxable transaction (other than as provided in Sections 1276(c) and (d) of the Internal Revenue Code), such holder must include as ordinary income the accrued market discount as if such holder had disposed of such note in a taxable transaction at the note’s fair market value. In addition, the U.S. Holder may be required to defer, until the maturity or disposition of such note (including a nontaxable transaction other than as provided in Sections 1276(c) and (d)), the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such note.

      Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of such a note, unless the U.S. Holder elects to accrue market discount on a constant yield method. A U.S. Holder may elect to include market discount in income currently as it accrues, under either the ratable or constant yield method. This election to include currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. If the U.S. Holder makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of such instruments, and with respect to the deferral of interest deductions on debt incurred or continued to purchase or carry such debt instruments, will not apply.

      Sale, Exchange or Redemption of the Notes. Generally, a sale, exchange, redemption or other disposition of the notes will result in taxable gain or loss equal to the difference between the amount of cash plus the fair market value of other property received (other than amounts representing accrued but unpaid interest to the extent not previously included in income, which are taxed as interest income as described above) and the U.S. Holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis for determining gain or loss on the sale or other disposition of a note will equal the initial cost of such note to such holder and will be increased by any market discount previously included in income by such holder, and decreased by any amortized premium previously deducted from income by such holder. Except as described above with respect to market discount, such gain or loss will be capital gain or loss. Capital gain or loss will be long-term if the note is held by the U.S. Holder for more than one year, otherwise it will be short-term.

      U.S. Holders that are corporations generally will be taxed on net capital gains at a maximum rate of 35%. In contrast, U.S. Holders that are individuals generally will be taxed on net capital gains at a maximum rate of 15% with respect to the notes held for more than 12 months, and 35% with respect to the notes held for 12 months or less. In addition, special rules, and generally lower maximum rates, apply to individuals in lower tax brackets. Any capital losses realized by a U.S. Holder that is a corporation generally may be used only to offset capital gains. Any capital losses realized by a U.S. Holder that is an individual generally may be used only to offset capital gains plus $3,000 of ordinary income per year.

Non-U.S. Holders

      Interest. Under current United States federal income tax law, and subject to the discussion of backup withholding below, interest paid on the notes to a Non-U.S. Holder will be subject to United States federal withholding tax at a flat rate of 30% unless:

(i)	the interest is exempt from withholding tax because it is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, the Non-U.S. Holder timely furnishes to Cox or its paying agent a properly completed Internal Revenue Service

Form W-8ECI (or Internal Revenue Service Form W-8BEN if such Non-U.S. Holder claims that such effectively connected income is exempt from tax pursuant to an applicable income tax treaty because the income is not attributable to a permanent establishment in the United States), or any successor form, duly executed under penalties of perjury, certifying to the foregoing, and neither Cox nor its paying agent has actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied; or

(ii)	the interest is exempt from withholding tax because all of the following conditions of the portfolio interest exception are met:

(A)	the Non-U.S. Holder does not, actually or constructively, own 10% or more of the total combined voting power of all classes of Cox’s stock entitled to vote;

(B)	the Non-U.S. Holder is not a controlled foreign corporation that is related, directly or indirectly, to Cox through stock ownership;

(C)	the Non-U.S. Holder is not a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(D)	either (1) the Non-U.S. Holder timely certifies to Cox or its paying agent, under penalties of perjury, that such holder is a Non-U.S. Holder and provides its name and address; or (2) a custodian, broker, nominee or other intermediary acting as an agent for the Non-U.S. Holder (such as a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business) that holds the notes in such capacity timely certifies to Cox or its paying agent, under penalties of perjury, that such statement has been received from the beneficial owner of the notes by such intermediary, or by any other financial institution between such intermediary and the beneficial owner, and furnishes to Cox or its paying agent a copy thereof. The foregoing certification may be provided on a properly completed Internal Revenue Service Form W-8BEN or W-8IMY, as applicable, or any successor forms, duly executed under penalties of perjury; and

(E)	neither Cox nor its paying agent has actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied; or

(iii)	the interest is eligible for a reduced or zero percent withholding tax rate pursuant to an applicable income tax treaty, such Non-U.S. Holder timely furnishes to Cox or its agent a properly completed Internal Revenue Service Form W-8BEN or W-8IMY, as applicable, or any successor form, duly executed under penalties of perjury, certifying that such Non-U.S. Holder is entitled to the reduced or zero percent withholding tax rate under the income tax treaty, and neither Cox nor its paying agent has actual knowledge or reason to know that the conditions of this exemption are, in fact, not satisfied.

      In the event that the interest paid on the notes is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, the Non-U.S. Holder will generally be taxed on a net income basis, that is, after allowance for applicable deductions, at the graduated rates that are applicable to U.S. Holders in essentially the same manner as if the notes were held by a U.S. Holder, as discussed above, unless such interest is otherwise exempt pursuant to an applicable income tax treaty and such Non-U.S. Holder is entitled to such treaty benefits. In the case of a Non-U.S. Holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-U.S. Holder is a qualified resident of the treaty country.

      For purposes of the above certification requirements, those persons that, under United States federal income tax principles, are the taxpayers with respect to payments on the notes are generally treated as the beneficial owners of such payments, rather than persons such as nominees or agents legally entitled to such payments from Cox or its paying agent. In the case of payments to an entity classified as a foreign partnership or trust under United States federal income tax principles, the partners or beneficiaries, rather than the partnership or trust, generally must provide the required certifications to qualify for the withholding tax exemption described above, unless the partnership or trust has entered into a special agreement with the Internal Revenue Service. In contrast, a payment to a United States partnership or trust is treated for these purposes as payment to a U.S. Holder, even if the partnership or trust has one or more foreign partners or beneficiaries. The discussion under this heading and under “— Backup Withholding Tax and Information Reporting,” below, is not intended to be a complete discussion of the United States federal withholding tax rules. Cox urges you to consult your own tax advisor concerning the tax consequences of your proposed investment in light of these rules, including your possible eligibility for benefits available under any applicable income tax treaty.

      Gain on Sale or Other Disposition. A Non-U.S. Holder generally will not be subject to regular United States federal income or withholding tax on gain recognized on a sale or other disposition of the notes (other than amounts attributable to accrued but unpaid interest, which may be subject to the rules described above with respect to interest), unless:

(i)	the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder or by a partnership, trust or estate in which such Non-U.S. Holder is a partner or beneficiary; or

(ii)	the Non-U.S. Holder is an individual that:

(A)	is present in the United States for 183 days or more in the taxable year of the sale or other disposition, and

(B)	either (1) has a tax home in the United States, as specially defined for purposes of the United States federal income tax, or (2) maintains an office or other fixed place of business in the United States and the gain from the sale or other disposition of the notes is attributable to such office or other fixed place of business.

      Non-U.S. Holders who are individuals may also be subject to tax pursuant to provisions of United States federal income tax law applicable to certain United States expatriates, including certain former long-term residents of the United States.

      Gains realized by a Non-U.S. Holder upon the sale or other disposition of the notes that are effectively connected with the conduct of a trade or business within the United States of the Non-U.S. Holder will generally be taxed on a net income basis, that is, after allowance for applicable deductions, at the graduated rates that are applicable to U.S. Holders in essentially the same manner as if the notes were held by a U.S. Holder, as discussed above, unless such gains are otherwise exempt pursuant to an applicable income tax treaty and such Non-U.S. Holder is entitled to such treaty benefits. In the case of a Non-U.S. Holder that is a corporation, such income may also be subject to the United States federal branch profits tax, which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-U.S. Holder is a qualified resident of the treaty country.

      Federal Estate and Gift Taxes. Notes beneficially owned by an individual who is a Non-U.S. Holder at the time of death will not be subject to United States federal estate tax upon such individual’s death; provided, however, that any interest thereon would have been eligible for the portfolio interest exception described above in “Non-U.S. Holders — Interest” without regard to the requirement that a beneficial owner provide a statement that it is a Non-U.S. Holder.

      An individual who is a Non-U.S. Holder will not be subject to United States federal gift tax on a transfer of the notes, unless such individual is subject to provisions of United States federal gift tax law applicable to certain United States expatriates, including certain former long-term residents of the United States.

Backup Withholding Tax and Information Reporting

      Under current United States federal income tax law, information reporting requirements apply to interest paid to, and to the proceeds of sales or other dispositions of the notes before maturity by, certain U.S. Holders. In addition, a 28% backup withholding tax applies to a non-corporate U.S. Holder if such person:

(i)	fails to furnish such person’s taxpayer identification number, which, for an individual, is his or her Social Security Number, to the payor in the manner required;

(ii)	furnishes an incorrect taxpayer identification number, and the payor is so notified by the Internal Revenue Service;

(iii)	is notified by the Internal Revenue Service that such person has failed to report properly payments of interest or dividends; or

(iv)	in certain circumstances, fails to certify, under penalties of perjury, that such person has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that such person is subject to backup withholding for failure properly to report interest or dividend payments.

      Backup withholding does not apply to payments made to certain exempt U.S. Holders, such as corporations and tax-exempt organizations.

      In the case of a Non-U.S. Holder, backup withholding does not apply to payments of interest with respect to the notes, or to payments of proceeds on the sale or other disposition of the notes, if such holder has provided to Cox or its paying agent the certification described in clause (ii)(D) of “Non-U.S. Holders — Interest” or has otherwise established an exemption, provided that neither Cox nor its paying agent has actual knowledge or reason to know that the holder is a U.S. Holder that is not an exempt recipient or that the conditions of any claimed exemption are, in fact, not satisfied.

      Cox must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of interest paid to, and the tax withheld with respect to, such Non-U.S. Holder, regardless of whether tax was actually withheld and whether withholding was reduced by an applicable income tax treaty. Pursuant to certain income tax treaties and other agreements, that information may also be made available to the tax authorities of the country in which the Non-U.S. Holder resides.

      Neither backup withholding nor information reporting generally applies to payments of proceeds on the sale or other disposition of the notes to or through a foreign office of a foreign broker that is not a U.S. related person. For this purpose, a U.S. related person means (i) a controlled foreign corporation for United States federal income tax purposes, (ii) a foreign person 50% or more of whose gross income is effectively connected with the conduct of a trade or business within the United States for a specified three-year period, or (iii) a foreign partnership (A) one or more of whose partners are United States persons, as defined in Section 7701(a)(30) of the Internal Revenue Code, that in the aggregate hold more than 50% of the income or capital interest in the partnership at any time during its tax year, or (B) that is engaged at any time during its tax year in the conduct of a trade or business in the United States.

      If payments of proceeds on the sale or other disposition of the notes are made to or through the foreign office of a broker that is a United States person or a U.S. related person, as described above, such broker may be subject to certain information reporting, but not backup withholding, requirements with respect to such payments, unless such broker has in its records documentary evidence that the beneficial owner is not a U.S. Holder and certain conditions are met, or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if such broker has actual knowledge or reason to know that the payee is a U.S. Holder that is not an exempt recipient or that the conditions of the exemption are, in fact, not satisfied.

      Payments of proceeds on the sale or other disposition of the notes to or through the United States office of a U.S. Holder or foreign broker will be subject to backup withholding and information reporting, unless the holder certifies, under penalties of perjury, that it is not a U.S. Holder or otherwise establishes an exemption; provided, however, that the broker does not have actual knowledge or reason to know that the payee is a U.S. Holder that is not an exempt recipient or that the conditions of the exemption are, in fact, not satisfied.

      Backup withholding tax is not an additional tax. Rather, any amounts withheld from a payment to a holder of the notes under the backup withholding rules are allowed as a refund or a credit against such holder’s United States federal income tax; provided, however, that the required information is timely furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

      Each broker-dealer that receives registered notes for its own account through the exchange offer, where its outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such registered notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of registered notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making or other trading activities.

      Cox will not receive any proceeds from any sales of the registered notes by participating broker-dealers. Registered notes received by participating broker-dealers for their own account through the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the registered notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer that resells the registered notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal for the exchange offer states that, by acknowledging that it will deliver, and by delivering, a prospectus, a participating broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

      For a period of 180 days after the effective date of the exchange offer registration statement, of which this prospectus forms a part, or for such shorter period as all broker-dealers who exchange outstanding notes which were acquired as a result of market-making activities for registered notes have sold all registered notes held by them, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Cox has agreed to pay all expenses incident to the exchange offer. Cox will indemnify the holders of the registered notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

      The registered notes will not be listed on any stock exchange.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control. Forward-looking statements include, but are not limited to, statements relating to our future plans, earnings, objectives, expectations, performance and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results could differ materially from those contemplated by these forward-looking statements as a result of various risk factors such as those risks described in this prospectus and in our filings with the Securities and Exchange Commission, or the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2004. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained in this prospectus will in fact transpire. Potential investors are cautioned not to place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements. All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the risk factors referred to above.

WHERE YOU CAN FIND MORE INFORMATION

      Cox currently is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Cox’s filings are also available to the public on the SEC’s Internet website (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the SEC’s customary fees. Certain reports and other information concerning Cox may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

      Cox incorporates by reference in this prospectus the following documents filed by Cox with the SEC:

•	Cox’s annual report on Form 10-K for the year ended December 31, 2004, filed March 16, 2005;

•	Amendment no. 1 to Cox’s annual report on Form 10-K/A for the year ended December 31, 2004, filed March 18, 2005;

•	Cox’s current report on Form 8-K, dated January 9, 2005 and filed January 13, 2005;

•	Cox’s current report on Form 8-K, dated February 22, 2005 and filed February 23, 2005; and

•	Cox’s current report on Form 8-K, dated March 17, 2005 and filed March 21, 2005.

      Any statement made in a document incorporated by reference is deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which also is incorporated modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

      All documents that Cox will file with the SEC, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus until the expiration of the exchange offer shall be incorporated by reference in, and to be a part of, this prospectus from the date such documents are filed, other than any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by SEC rules and regulations. Cox will provide, without charge, to any person who receives a copy of this prospectus and any supplement to this prospectus, upon such recipient’s written or oral request, a copy of any documents that this prospectus incorporates by reference, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document. Requests should be directed to:

Susan W. Coker

Vice President and Treasurer
Cox Communications, Inc.
1400 Lake Hearn Drive
Atlanta, Georgia 30319
Telephone: (404) 843-5000

      You may also obtain copies of these documents, at no cost, by accessing our Internet website at http://www.cox.com; however, the information found on our website is not considered part of, or incorporated by reference in, this prospectus.

      Consistent with becoming a wholly-owned subsidiary of Cox Enterprises, Inc., Cox intends to take steps over time as are necessary, appropriate and consistent with its contractual and other legal obligations to suspend its obligation to file periodic reports and other information with the SEC. However, even if Cox is no longer required to file SEC reports, Cox intends to continue to provide certain information to its investors, including audited annual financial statements and unaudited quarterly interim financial statements and as otherwise consistent with Securities Act, Rule 144A and the Trust Indenture Act of 1939, as amended. All of Cox’s debt securities that are currently outstanding were sold in public offerings registered under the Securities Act, and should Cox’s obligation to file periodic reports with the SEC be suspended, such suspension will not change the status of Cox’s outstanding debt securities as freely tradeable under the federal securities laws.

LEGAL MATTERS

      The validity of the registered notes was passed upon for Cox by Dow, Lohnes & Albertson, PLLC, Washington, D.C.

EXPERTS

      The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Cox’s Annual Report on Form 10-K/A, for the year ended December 31, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports dated March 16, 2005, (which report relating to the consolidated financial statements expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption, effective in 2002, of Statement of Financial Accounting Standards No. 142 and the adoption, effective in 2004, of Emerging Issues Task Force Topic No. D-108) which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, or the DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which a director derived an improper personal benefit. Cox’s Certificate of Incorporation contains a provision that eliminates the liability of directors to the extent permitted by Section 102(b)(7) of the DGCL.

      Reference is made to Section 145 of the DGCL, which provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation (a derivative action)), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise. Cox’s Certificate of Incorporation provides that Cox shall indemnify its directors and officers to the full extent permitted by Delaware law.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit
Number		Description

*3	.1	Certificate of Incorporation of Cox Communications, Inc.
*3	.2	Amended and Restated Bylaws of Cox Communications, Inc.
4.1		Indenture, dated as of June 27, 1995, between Cox Communications, Inc. and The Bank of New York, as Trustee (incorporated by reference to exhibit 4.1 to Cox’s Registration Statement on Form S-1, file no. 33-99116, filed on November 8, 1995).
4.2		Third Supplemental Indenture, dated as of April 19, 2000, by and between Cox Communications, Inc. and The Bank of New York, as Trustee (incorporated by reference to exhibit 4.1 to Cox’s Current Report on Form 8-K, filed on April 24, 2000).
4.3		Seventh Supplemental Indenture, dated as of December 15, 2004, between Cox Communications, Inc. and The Bank of New York Trust Company, N.A., as Trustee (incorporated by reference to exhibit 4.1 to Cox’s Current Report on Form 8-K, filed on December 16, 2004).
4.4		Indenture, dated as of January 30, 1998, between TCA Cable TV, Inc. and Chase Bank of Texas, National Association, as Trustee (incorporated by reference to exhibit 4(a) to TCA’s Registration Statement on Form S-3, file no. 333-32015, filed on July 24, 1997).
4.5		First Supplemental Indenture, dated as of August 12, 1999, among TCA Cable TV, Inc., Cox Classic Cable, Inc. and Chase Bank of Texas, National Association, as Trustee (incorporated by reference to exhibit 4.2 to Cox’s Current Report on Form 8-K, filed on August 25, 1999).

Exhibit
Number		Description

4.6		Second Supplemental Indenture, dated as of December 1, 2003, between Cox Classic Cable, Inc., CoxCom, Inc. and JPMorgan Chase Bank (as successor to Chase Bank of Texas, National Association), as Trustee (incorporated by reference to exhibit 4.10 to Cox’s Annual Report on Form 10-K, filed on February 27, 2004).
4.7		Registration Rights Agreement, dated as of December 15, 2004, by and among Cox Communications, Inc. and Citigroup Global Markets, J.P. Morgan Securities Inc., Lehman Brothers Inc. and Wachovia Capital Markets, LLC, as representatives of the Initial Purchasers for Cox’s Floating Rate Notes due 2007 (incorporated by reference to exhibit 4.2 to Cox’s Current Report on Form 8-K, filed on December 16, 2004).
4.8		Registration Rights Agreement, dated as of December 15, 2004, by and among Cox Communications, Inc. and Citigroup Global Markets, J.P. Morgan Securities Inc., Lehman Brothers Inc. and Wachovia Capital Markets, LLC, as representatives of the Initial Purchasers for Cox’s 4.625% Notes due 2010 (incorporated by reference to exhibit 4.3 to Cox’s Current Report on Form 8-K, filed on December 16, 2004).
4.9		Registration Rights Agreement, dated as of December 15, 2004, by and among Cox Communications, Inc. and Citigroup Global Markets, J.P. Morgan Securities Inc., Lehman Brothers Inc. and Banc of America Securities LLC, as representatives of the Initial Purchasers for Cox’s 5.450% Notes due 2014 (incorporated by reference to exhibit 4.4 to Cox’s Current Report on Form 8-K, filed on December 16, 2004).
*5	.1	Opinion of Dow, Lohnes & Albertson, PLLC.
10.1		Credit Agreement, dated December 3, 2004, among Cox Communications, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders, Citicorp North America, Inc. and Lehman Commercial Paper Inc., as syndication agents, and Citigroup Global Markets Inc., Lehman Brothers Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint bookrunners (incorporated by reference to exhibit 10.1 to Cox’s Current Report on Form 8-K, filed on December 3, 2004).
10.2		Amended and Restated Five-Year Credit Agreement, dated as of the June 4, 2004 and amended and restated as of December 3, 2004, among Cox Communications, Inc. the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders, Bank of America, N.A., as co-syndication agent, Wachovia Bank, National Association, as co-syndication agent, J.P. Morgan Securities Inc., as co-lead arranger and joint bookrunner, and Banc of America Securities, LLC, as co-lead arranger and joint bookrunner (incorporated by reference to exhibit 10.2 to Cox’s Current Report on Form 8-K, filed on December 3, 2004).
10.3		Eighteen-Month Credit Agreement, dated as of December 3, 2004, among Cox Communications, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders, Citicorp North America, Inc. and Lehman Commercial Paper Inc., as syndication agents, and Citigroup Global Markets Inc., Lehman Brothers Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint bookrunners (incorporated by reference to exhibit 10.3 to Cox’s Current Report on Form 8-K, filed on December 3, 2004).
10.4		Revolving Promissory Notes, dated as of May 2, 2003 (incorporated by reference to exhibit 10.1 to Cox’s Quarterly Report on Form 10-Q, filed August 8, 2003).
*10	.5	Cox Executive Supplemental Plan of Cox Enterprises, Inc. (incorporated by reference to exhibit 10.5 to Cox’s Registration Statement on Form S-4, File No. 33-80152, filed with the Commission on December 16, 1994) (management contract or compensatory plan).
*10	.6	Cox Communications, Inc. Savings Plus Restoration Plan (management contract or compensatory plan).
*10	.7	Amendment No. 1 to Cox Communications, Inc. Savings Plus Restoration Plan (management contract or compensatory plan).
10.8		Cox Communications, Inc. 2005 Performance Plan (incorporated by reference to exhibit 10.1 to Cox’s Current Report on Form 8-K, filed on March 21, 2005).
10.9		Form of Performance Award Statement (incorporated by reference to exhibit 10.2 to Cox’s Current Report on Form 8-K, filed on March 21, 2005).

Exhibit
Number		Description

12.1		Computation of Earnings (Deficiency) to Fixed Charges.
*21	.1	Subsidiaries of Cox Communications, Inc.
23.1		Consent of Deloitte & Touche LLP.
*23	.2	Consent of Dow, Lohnes & Albertson, PLLC (contained in Exhibit 5.1).
*24	.1	Power of Attorney.
*25	.1	Statement of Eligibility of Trustee on Form T-l.
99.1		Form of Letter of Transmittal.
99.2		Form of Notice of Guarantee Delivery.

*     Previously filed.

b.	Financial Statement Schedules

      No financial statement schedules are required to be filed with this registration statement because they are not required or are not applicable, or the required information is set forth in the applicable financial statements and notes thereto incorporated by reference in this registration statement.

Item 22.	Undertakings.

      The Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (a) and (b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by a Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the exchange offer.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of a Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (6) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Atlanta, State of Georgia, on April 14, 2005.

COX COMMUNICATIONS, INC.

By:	/s/ JAMES O. ROBBINS

James O. Robbins
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of Cox Communications, Inc. and in the capacities and on the dates indicated.

Signature	Title	Date

* James C. Kennedy	Chairman of the Board of Directors	April 14, 2005

/s/ JAMES O. ROBBINS James O. Robbins	President and Chief Executive Officer, Director (Principal Executive Officer)	April 14, 2005

/s/ JIMMY W. HAYES Jimmy W. Hayes	Executive Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	April 14, 2005

/s/ WILLIAM J. FITZSIMMONS William J. Fitzsimmons	Vice President of Accounting and Financial Planning and Analysis (Principal Accounting Officer)	April 14, 2005

* Robert C. O’Leary	Director	April 14, 2005

* G. Dennis Berry	Director	April 14, 2005

* Janet M. Clarke	Director	April 14, 2005

* Andrew J. Young	Director	April 14, 2005

* Rodney W. Schrock	Director	April 14, 2005

POWER OF ATTORNEY

      James O. Robbins, by signing his name hereto, does sign this document on behalf of each of the persons indicated above for whom he is attorney-in-fact pursuant to a power of attorney duly executed by such person and filed with the Securities and Exchange Commission.

By:	/s/ JAMES O. ROBBINS

James O. Robbins

President and Chief Executive Officer